--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          -------------------------

                             TRUSTMARK CORPORATION
               (Exact name of Registrant as specified in charter)


          MISSISSIPPI                         6712                   64-0471500
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)    Classification Code Number)    Identification No.)

                            248 East Capitol Street
                               Jackson, MS 39201
                                 (601) 354-5111
                         (Address, including Zip Code,
                     and telephone, including area code, of
                   Registrant's principal executive offices)

                                 GERARD R. HOST
                             TRUSTMARK CORPORATION
                            248 East Capitol Street
                          Jackson, Mississippi  39201
                                 (601) 949-6651
               (Name, address, including Zip Code, and telephone
               number, including area code, of agent for service)

                          Copies of communications to:

                              ROBERT D. DRINKWATER
                    BRUNINI, GRANTHAM, GROWER & HEWES, PLLC
                                P. O. Drawer 119
                          Jackson, Mississippi  39205
                                 (601) 948-3101
                                      and
                                CRAIG N. LANDRUM
                         WATKINS LUDLAM & STENNIS, P.A.
                                 P. O. Box 427
                           Jackson, Mississippi 39205
                                 (601) 949-4900

           Approximate date of commencement of proposed sale of the
            securities to the public: As soon as practicable after
              the effective date of this Registration Statement

                        CALCULATION OF REGISTRATION FEE

                 TITLE PROPOSED
                 OF EACH                           MAXIMUM          PROPOSED
                 CLASS OF                          OFFERING         MAXIMUM         AMOUNT
                 SECURITIES       AMOUNT           PRICE            AGGREGATE       OF
                 TO BE            TO BE            PER              OFFERING        REGISTRATION
                 REGISTERED       REGISTERED (1)   UNIT (2)         PRICE (2)       FEE (2)
                 ----------       --------------   --------         ---------       -------
                 Common Stock     555,556          $ 16.13          $8,959,704      $2,715

(1)      Maximum number of shares issuable in connection with the Merger.
(2)      Based on book value of SCB shares pursuant to Rule 457(f)(2).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                                PROXY STATEMENT
                                       OF
                               SMITH COUNTY BANK
                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON [_____],  1997

                                   PROSPECTUS
                                       OF
                             TRUSTMARK CORPORATION
                      Relating to up to 555,556 shares of
                                  COMMON STOCK

         This Proxy Statement-Prospectus ("Proxy Statement") is being furnished to the holders of shares of the common stock of Smith County Bank ("SCB"), a Mississippi banking corporation, on or about [_______], 1997, in connection with the solicitation of proxies by the Board of Directors of SCB for use at a special meeting of shareholders and any adjournment thereof (the "SCB Special Meeting") to be held on [__________________________________], 1997, at [____]
o'clock a.m., local time, at the main office of SCB located at 404 Main Street, Taylorsville, MS 39168. At the SCB Special Meeting, the shareholders of SCB will be asked to vote upon the proposed merger (the "Merger") of SCB with Trustmark National Bank ("Trustmark Bank") under the charter of Trustmark Bank, in connection with which, subject to certain potential adjustments and limitations, each share of the outstanding common stock of SCB will be converted into the right to receive a number of shares of the common stock of Trustmark Corporation ("Trustmark") having a market value of $1,000.00 as of the date the Exchange Ratio is determined.

         This Proxy Statement also constitutes the prospectus of Trustmark relating to up to 555,556 shares of Trustmark common stock to be issued to SCB's shareholders pursuant to the Merger. The actual number of shares of Trustmark common shares to be issued in connection with the Merger will be determined in accordance with the terms of the Merger Agreement.

                        ------------------------------

         THE SHARES OF TRUSTMARK TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ------------------------------

           The date of this Proxy Statement is [___________], 1997.

                             AVAILABLE INFORMATION

         Trustmark is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). A Registration Statement on Form S-4 under the Securities Act of 1933, as amended, including this Proxy Statement, has been filed by Trustmark with the Commission with respect to the Trustmark common shares to be issued upon consummation of the Merger. For further information pertaining to Trustmark and the shares of Trustmark to which this Proxy Statement relates, reference is made to such Registration Statement, including the Exhibits filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Proxy Statement. Copies of the Registration Statement, as well as the reports, proxy statements and other information that Trustmark has filed with the Commission can be obtained from the Commission at prescribed rates by addressing a written request for such copies to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C., 20549. In addition, the reports, proxy statements and other information filed by Trustmark with the Commission can be inspected and copied at the public reference facilities referred to above, the Commission's Web site (http://www.sec.gov), and at the regional offices of the Commission at: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and New York Regional Office, 7 World Trade Center,
Suite 1300, New York, New York, 10048.   Trustmark's common shares are included
for quotation on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ/NMS") and reports, proxy statements and other information concerning Trustmark are available for inspection and copying at the offices of the National Association of Securities Dealers, 1735 K Street, N.W. Washington, D.C., 20006.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS RELATING TO TRUSTMARK ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR COPIES OF DOCUMENTS RELATED TO TRUSTMARK SHOULD BE DIRECTED TO TRUSTMARK CORPORATION, 248 EAST CAPITOL STREET, JACKSON, MISSISSIPPI, 39201, ATTN: GERARD R. HOST, TELEPHONE NUMBER (601) 949-6651. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE SCB SPECIAL MEETING.

         The following documents filed by Trustmark with the Commission under
Section 13 of the Exchange Act are hereby incorporated by reference into this Proxy Statement: (i) Trustmark's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Trustmark's Proxy Statement in connection with its 1997 Annual Shareholders' Meeting; (iii) Trustmark's Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1997; and (iv) the description of Trustmark's common stock contained in the registration of Trustmark's common stock on Form

10 (SEC File No.0-3683) filed pursuant to Section 12 of the Exchange Act, and all amendments thereto.

         All documents filed by Trustmark pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the SCB Special Meeting are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement, or the solicitation of a proxy, in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement nor any distribution of the securities to which this Proxy Statement relates shall, under any circumstances, create any implication that there has been no change in the affairs of Trustmark since the date hereof.

         This Proxy Statement does not relate to any resales of Trustmark common stock received by any person upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement in connection with any such resale.

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  ii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  ii
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         The SCB Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Votes Required; Interests of Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         SCB Board of Directors' Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Opinion of SCB's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Representations, Warranties, Covenants and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Dissenters' Rights of Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Resales of Trustmark Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Regulatory Authority Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Markets and Market Prices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Equivalent Per Share Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

COMPARATIVE PER SHARE DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

TRUSTMARK CORPORATION AND SUBSIDIARIES
         SELECTED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

SMITH COUNTY BANK SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

THE SMITH COUNTY BANK SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Special Meeting; Voting; Proxies; Revocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Voting Securities and Principal Holders Thereof  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Securities Ownership of Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Interests of Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

TRUSTMARK CORPORATION AND TRUSTMARK NATIONAL BANK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SMITH COUNTY BANK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Market Prices of and Dividends Paid on SCB Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         Management's Discussion and Analysis of Financial
                          Condition and Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Liquidity, Capital Resources and Interest Rate Sensitivity . . . . . . . . . . . . . . . . . . . . .  17
                 Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SCB's Reasons for Effecting the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Opinion of SCB's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Trustmark's Reasons for Effecting the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Opinion of Trustmark's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         The Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 Conversion; Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Special Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

PROCEDURE FOR EXCHANGE OF CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

RIGHTS OF DISSENTING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ACCOUNTING TREATMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

RESALES OF TRUSTMARK COMMON SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

REGULATORY AUTHORITY APPROVALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

COMPARISON OF RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Board of Directors; Elections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Required Vote for Authorization of Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Amendment of Articles of Incorporation or Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Loans Secured By Issuer's Stock; Other Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Voluntary Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Dividends and Other Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Issuance of Additional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         Fiduciary Duties of Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Reports to Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                 Annex A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1

                          Smith County Bank Financial
                          Statements December 31, 1996, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . A-2

                          Smith County Bank Financial Statements
                          June 30, 1997 and 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33

                 Annex B  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1

                          Opinion of Chaffe & Associates, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . B-2

                 Annex C  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1

                          Opinion of Southard Financial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-2

                 Annex D  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1

                          Merger Agreement dated September 9, 1997, among Trustmark,
                          Trustmark Bank and Smith County Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . D-2

                                    SUMMARY

         The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement, the annexes hereto (which are hereby incorporated herein by reference) and the documents incorporated herein by reference. A complete copy of the Merger Agreement has been included as Annex D to this Proxy Statement. Shareholders are urged to carefully review the entire Proxy Statement and other documents to which this Proxy Statement refers. All information concerning Trustmark and Trustmark Bank included in this Proxy Statement has been furnished by Trustmark, and all information concerning SCB has been furnished by SCB. Neither Trustmark nor SCB warrants the accuracy or completeness of information relating to any other party.

THE PARTIES

         Trustmark Corporation and Trustmark National Bank

         Trustmark, a Mississippi corporation, is a one-bank holding company which owns 100 percent of the outstanding shares of Trustmark Bank. As of June 30, 1997, Trustmark had total assets of $5.27 billion, net loans of $2.67 billion, total deposits of $3.70 billion and total stockholders' equity of $565 million. Through Trustmark Bank, Trustmark conducts a general commercial banking and trust business. Trustmark Financial Services, Inc., a subsidiary of Trustmark Bank, provides a broad range of securities brokerage services, including the marketing of Trustmark's proprietary market funds. Trustmark's principal executive offices are located at 248 East Capitol Street, Jackson, Mississippi, 39201, Telephone Number (601) 354-5111. See the heading "Trustmark Corporation and Trustmark National Bank."

         Smith County Bank

         SCB is a Mississippi state chartered banking institution.   As of June
30, 1997, SCB had total assets of $96.89 million, net loans of $45.19 million, total deposits of $87.31 million and total stockholders' equity of $8.96 million. SCB conducts a general commercial banking business through five banking facilities located in Taylorsville, Mize, Soso and Raleigh, Mississippi. SCB's principal executive offices are located at 404 Main Street, Taylorsville, MS 39168, Telephone Number (601) 785-4305. See the heading "Smith County Bank."

THE MERGER

         Pursuant to the Merger Agreement dated September 9, 1997 (the "Merger Agreement"), SCB will be merged with and into Trustmark Bank, under the charter of Trustmark Bank. As a result of the Merger, other than shares with respect to which holders perfect their dissenters' rights of appraisal, and subject to certain potential adjustments and limitations set out in the Merger Agreement, each outstanding share of the common stock of SCB issued and outstanding on the Effective Date of the

Merger (the date the Merger is consummated) shall be converted into the right to receive a number of shares of Trustmark common stock having a market value, as of the date the Exchange Ratio is determined, equal to $1,000.00 per SCB share (the "Merger Consideration"). The "Exchange Ratio" is the quotient of $1,000.00 divided by the "Average Trustmark Price". The "Average Trustmark Price" is the closing bid/asked price of Trustmark shares as reported on the NASDAQ market system for the 15 consecutive trading days preceding the third calendar day prior to the date of the SCB Special Meeting. IF THE AVERAGE TRUSTMARK PRICE IS LESS THAN $27.00 OR GREATER THAN $30.25 ON THE DATE THE EXCHANGE RATIO IS DETERMINED, THE EXCHANGE RATIO IS SUBJECT TO RENEGOTIATION BY THE BOARDS OF DIRECTORS OF TRUSTMARK AND SCB. SEE THE HEADING "THE MERGER-THE MERGER AGREEMENT."

         The table set forth below shows examples of the Exchange Ratio, assuming various Average Trustmark Prices:

                                                                        Number of
              Assumed Average                                       Trustmark Shares
              Trustmark Price                                      for SCB Bank Shares
              ---------------                                      -------------------
                  $30.25                                                    33.0579
                  $30.00                                                    33.3333
                  $29.00                                                    34.4828
                  $28.00                                                    35.7143
                  $27.00                                                    37.0370


         Any fractional Trustmark shares which would otherwise be issued as a result of the Merger will not be issued. Instead, cash will be paid to SCB shareholders in lieu of fractional Trustmark shares. See the heading, "The Merger-Merger Agreement."

THE SCB SPECIAL MEETING

         The SCB Special Meeting to consider and vote on the Merger will be held on [______], 1997, at [____] o'clock [A.M.], local time, at the main office of SCB located at 404 Main Street, Taylorsville, MS 39168. Only holders of record of SCB's common shares at the close of business on [_____], 1997 (the "SCB Record Date") will be entitled to notice of and to vote at the SCB Special Meeting. On the SCB Record Date, there were 15,000 shares of SCB common stock outstanding, each of which is entitled to one vote on each matter to be acted
on.   See the heading "The Smith County Bank Special Meeting."

VOTES REQUIRED; INTERESTS OF CERTAIN PERSONS

         Approval of the Merger requires the affirmative vote of two-thirds of the outstanding shares of SCB and Trustmark Bank. Trustmark, which owns 100 percent of the Trustmark Bank shares, intends to vote its shares in favor of the Merger.

         As of June 30, 1997, SCB's directors and executive officers beneficially owned 4,033 (26.89 percent) of the outstanding common shares of SCB. This includes 2,806 (18.7 percent) shares owned by Frank R. Day, Chairman of the Board of Trustmark and 449 shares owned by Friend B. Walker, Jr. whose brother is the President of Trustmark. SCB's directors have agreed to vote the SCB shares owned by them in favor of the Merger.

         Certain employees, officers and directors of Trustmark and their family members are substantial shareholders of SCB. The Robert M. Hearin Support Foundation and Capitol Street Corporation, in which the Robert M. Hearin Support Foundation has a substantial indirect interest, own 2,038 (13.59 percent) SCB Shares. Trustmark Corporation owns 749 (4.99 percent) shares and Trustmark National Bank holds 2 shares in a fiduciary capacity. Various other directors, officers and employees of Trustmark own approximately 392 (2.6 percent). Various persons who are former employees of or who are otherwise affiliated with Trustmark own approximately 725 (4.8 percent) shares.

         Since persons affiliated with Trustmark have a significant ownership interest in SCB, Trustmark's obligation to consummate the Merger is conditioned upon Trustmark's receipt of an opinion from Trustmark's financial advisor that the Merger is fair, from a financial point of view, to the shareholders of Trustmark. See the heading "The Merger-Opinion of Trustmark's Financial Advisor." THE OPINION OF TRUSTMARK'S FINANCIAL ADVISOR SHOULD NOT BE RELIED UPON BY SCB'S SHAREHOLDERS AS ANY INDICATION OF THE FAIRNESS OF THE MERGER TO THE SHAREHOLDERS OF SCB.

SCB BOARD OF DIRECTORS' RECOMMENDATION

         The Board of Directors of SCB, which is soliciting proxies in connection with the SCB Special Meeting, unanimously voted to approve the Merger and recommends that SCB's shareholders vote FOR adoption of the Merger Agreement.

         The Board of Directors of SCB believes that the Merger Agreement is in the best interests of SCB's shareholders. The Merger will provide significant value to all SCB shareholders and will enable them to participate in opportunities for growth that the Board believes the Merger makes possible. In recommending the Merger to the shareholders, the Board considered, among other factors, the financial terms of the Merger Agreement, including the consideration to be paid to its shareholders; the liquidity it will afford SCB's shareholders and particularly, Frank R. Day's expressed desire for liquidity; the parties' respective earnings and dividend records, financial conditions, historical stock prices and management; and the likelihood and potential adverse impact of increased competition in the market area if SCB remains an independent bank.

          Frank R. Day is a director of SCB, but abstained in voting on the Merger due to the potential conflict of interest caused by Mr. Day's position with Trustmark. See the heading "The Merger-Background of the Merger" and " SCB's Reasons for Effecting the Merger."

OPINION OF SCB'S FINANCIAL ADVISOR

         SCB retained Southard Financial, a Memphis, Tennessee, financial valuation consulting firm, to render its opinion as to the fairness, from a financial point of view, to the holders of SCB Common Stock of the consideration to be paid in the Merger (the "Fairness Opinion"). In connection with this engagement, Southard Financial evaluated the financial terms of the Merger, but was not asked to, and did not recommend a specific Exchange Ratio and did not assist in negotiating the Merger.

         Southard Financial provided a written Fairness Opinion and supporting documentation to the SCB Board. The full text of the Fairness Opinion is attached as Annex C to this Proxy Statement. The summary of the Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the Fairness Opinion.

REPRESENTATIONS, WARRANTIES, COVENANTS AND CONDITIONS

         Pursuant to the Merger Agreement, both Trustmark and SCB made certain representations and warranties to the other. The continued truth and accuracy of those representations and warranties is a condition to consummation of the Merger.

         Trustmark's and Trustmark Bank's obligations to consummate the Merger are additionally subject to, among other things: (i) the approval of the Merger by SCB's Board of Directors and shareholders; (ii) receipt of all required approvals of regulatory authorities; (iii) no material adverse change having occurred in the financial condition, tangible properties or prospects of SCB since December 31, 1996; (iv) the reserve for loan losses then maintained by SCB being adequate to provide for the anticipated loan losses of SCB as of such date in accordance with accepted audit, bank examination and bank regulatory standards; (v) the tangible assets of SCB having a fair market value equal to or greater than its liabilities; (vi) Trustmark having received the legal opinion of counsel to SCB in accordance with the Merger Agreement; (vi) Trustmark's receipt of an acceptable opinion of its counsel that the Merger will qualify as a tax-free reorganization for federal income tax purposes; and
(vii) Trustmark having received the fairness opinion contemplated by the Merger Agreement.

         SCB's obligation to consummate the Merger is additionally subject to, among other things: (i) the approval of the Merger by the Board of Directors of Trustmark and the Board of Directors and shareholders of Trustmark Bank;
(ii) receipt of all required approvals of regulatory authorities; (iii) SCB's receipt of an acceptable opinion of Trustmark's counsel that the Merger will qualify as a tax-free reorganization for federal income tax purposes; (iv) receipt of the opinion of counsel to Trustmark in accordance with the Merger Agreement; and
(v) no material adverse change having occurred in the condition, financial or otherwise, of Trustmark or Trustmark Bank since December 31, 1996. See the heading "The Merger-The Merger Agreement."

TERMINATION

         The Merger Agreement may be terminated and the Merger abandoned under certain circumstances. See the heading "The Merger-The Merger Agreement."

EFFECTIVE DATE

         The Effective Date is currently scheduled to occur on February 6, 1998 if, by such date, all conditions precedent are satisfied or waived. If the Effective Date is delayed, it will occur within 30 days after all conditions to closing have been satisfied or have been waived. See the heading "Regulatory Authority Approvals."

EXCHANGE OF CERTIFICATES

         If the Merger is approved, SCB's shareholders will be sent instructions on the procedure for exchanging SCB share certificates for certificates representing Trustmark shares. See the heading "Procedure for Exchange of Certificates."

DIVIDENDS

         SCB will be permitted to declare and pay an annual cash dividend out of current operating profits earned since January 1, 1997 of up to $7.00 per share. If the Effective Date does not occur by March 1, 1998, SCB will be permitted to pay a quarterly dividend out of current operating profits of up to $1.75 per share. Except as set forth above, SCB shall not declare or pay any cash or other dividends prior to the Effective Date. See the heading "The Merger-The Merger Agreement-Special Agreements."

FEDERAL INCOME TAX CONSEQUENCES

         In the opinion of Brunini, Grantham, Grower & Hewes, PLLC counsel to Trustmark, the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986. Accordingly, SCB's shareholders, except for shareholders exercising dissenters' rights of appraisal, will not recognize gain or loss for federal income tax purposes upon the conversion of SCB common shares into Trustmark common shares. See the heading "Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a "purchase" for financial reporting purposes. See the heading "Accounting Treatment."

DISSENTERS' RIGHTS OF APPRAISAL

         Pursuant to Federal law, SCB's shareholders will have dissenters' rights of appraisal as a result of the Merger and will, accordingly, be entitled to be paid cash for the value of their SCB shares. SCB's shareholders should be aware that the assertion of dissenters' rights of appraisal requires compliance with specific federal statutes. See the heading "Rights of Dissenting Shareholders."

RESALES OF TRUSTMARK SHARES

         Except for Trustmark shares held by "affiliates" of SCB or Trustmark, the Trustmark shares received as a consequence of the Merger will be freely transferrable. Shares acquired by persons who are deemed affiliates of SCB can freely transfer their Trustmark shares, but, for a period of one year following the Merger, must do so in "brokerage" transactions. See the heading "Resales of Trustmark Common Shares."

REGULATORY AUTHORITY APPROVALS

         An application relating to the Merger has been filed with the Office of the Comptroller of the Currency. The Merger is also subject to antitrust review by the United States Department of Justice. As of the date hereof, no required regulatory authority approvals have been obtained. See the heading "Regulatory Authority Approvals."

MARKETS AND MARKET PRICES

         Trustmark's common shares are included for quotation on the NASDAQ/NMS.

         There is no active trading market for the outstanding common shares of SCB. However, SCB's management is aware of one transaction involving 20 shares for $30.00 per share in April, 1997 and one transaction involving 14 shares at $300.00 per share in June, 1996.

EQUIVALENT PER SHARE DATA

         The following table sets forth certain equivalent per share data concerning SCB's outstanding common shares. This data reflects the equivalent per share value of SCB common stock at September 8, 1997 (the day prior to the public announcement of the Merger) assuming an Average Trustmark Price of $30.125 (which was the Trustmark share closing price on that date) and at October [__],1997 when Trustmark's shares closed at[____] multiplied by the applicable Exchange Ratio based on an

Average Trustmark Price between $27.00 and 30.25. The "Average Trustmark Price" is the closing bid/asked price of Trustmark shares as reported on the NASDAQ market system for the 15 consecutive trading days preceding the third calendar day prior to the date of the SCB Special Meeting.

         Pursuant to the Merger Agreement, if the Average Trustmark Price is less than $27.00 or greater than $30.25 on the date the Exchange Ratio is determined and the Merger is approved by SCB's shareholders, SCB and Trustmark will be required to renegotiate the Exchange Ratio. If Trustmark and SCB are unable to negotiate a mutually acceptable Exchange Ratio, either Trustmark or SCB may terminate the Merger Agreement upon written notice delivered personally to the other party on or before ten (10) days prior to Effective Date. THE PARTY TERMINATING THE MERGER AGREEMENT MUST PAY THE NON-TERMINATING PARTY'S REASONABLE EXPENSES, INCLUDING, BUT NOT LIMITED TO, ATTORNEY'S FEES, INCURRED IN PURSUANCE OF THE MERGER.

         SCB'S SHAREHOLDERS SHOULD BE AWARE THAT THIS PROVISION AUTHORIZES THE BOARD OF DIRECTORS OF SCB TO NEGOTIATE AND APPROVE AN EXCHANGE RATIO THAT WILL RESULT IN EACH SCB SHARE BEING CONVERTED IN THE RIGHT TO RECEIVE LESS MERGER CONSIDERATION THAN TRUSTMARK SHARES HAVING A MARKET VALUE OF $1,000.00.

         SCB'S SHAREHOLDERS SHOULD ALSO BE AWARE THAT SINCE THE EXCHANGE RATIO WILL BE DETERMINED AS OF THREE BUSINESS DAYS PRIOR TO THE SCB SPECIAL MEETING, SCB'S SHAREHOLDERS BEAR THE MARKET RISK INHERENT IN THE OWNERSHIP OF TRUSTMARK STOCK FOR THE PERIOD SUBSEQUENT TO THE SCB SPECIAL MEETING. See the heading "The Merger Agreement."

                                  Average                                    SCB's Equivalent
Date                              Trustmark Price                            Per Share Value
----                              ---------------                            ---------------
September 8, 1997                 $ 30.125                                   $ 1,000.00

October     , 1997                $[     ]                                   $ [     ]
        ----                        -----                                       -----

                           COMPARATIVE PER SHARE DATA

     The following table presents certain data concerning net income per share, dividends per share and book value per share for Trustmark and SCB on a historical and pro forma basis.

    The pro forma data gives effect to the Merger accounted for as a purchase using an Exchange Ratio of 33.3333 (which is the Exchange Ratio if the Average Trustmark Price is $30.00 per share) Trustmark common shares for each SCB common share. Equivalent pro forma per share amounts for SCB are calculated by multiplying the pro forma income per share, pro forma book value per share and pro forma dividends per share of Trustmark by an Exchange Ratio of 33.3333. This information is not necessarily indicative of the results of operations or combined financial condition that would have resulted if the Merger had been consummated at the beginning of the periods indicated.

                                                Six Months Ended        Year Ended
                                                    June 30,           December 31,
                                             -----------------------   ------------
                                                1997         1996          1996
                                             ---------    ----------   ------------

TRUSTMARK CORPORATION AND SUBSIDIARIES:
     Net Income Per Share:
          Historical                         $     0.97   $     0.90   $     1.87
          Pro Forma                                0.97         0.90         1.86

     Cash Dividends Per Share:
          Historical                               0.28         0.24         0.50
          Pro Forma                                0.28         0.24         0.50

     Book Value Per Share:
          Historical                              15.52        14.23        15.01
          Pro Forma                               15.71        14.45        15.23



SMITH COUNTY BANK:
     Net Income Per Share:
          Historical                              30.16        24.65        46.70
          Equivalent Pro Forma                    32.33        30.00        62.00

     Cash Dividends Per Share:
          Historical                               0.00         0.00         7.00
          Equivalent Pro Forma                     9.33         8.00        16.67

     Book Value Per Share:
          Historical                             597.31       548.59       567.22
          Equivalent Pro Forma                   523.67       481.67       507.67

        TRUSTMARK CORPORATION AND SUBSIDIARIES SELECTED FINANCIAL DATA

     The following table presents, on a historical basis, selected consolidated financial data for Trustmark. This information is based upon the consolidated financial statements of Trustmark incorporated herein by reference. Results for the six months ended June 30, 1997, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of Trustmark, in the opinion of management of Trustmark, have been made. All information is in thousands except per share data.

                                       Six months ended
                                           June 30,
                                         (unaudited)                                Year Ended December 31,
                                    -----------------------   --------------------------------------------------------------
                                        1997         1996         1996         1995        1994         1993          1992
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED STATEMENTS OF INCOME
     Total interest income          $  185,632   $  178,535   $  358,063   $  348,341   $  315,449   $  310,607   $  310,626
     Total interest expense             85,069       82,158      161,267      161,545      124,290      116,770      138,369
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
     Net interest income               100,563       96,377      196,796      186,796      191,159      193,837      172,257
     Provision for loan losses           2,265        3,508        5,783        2,439        2,786       18,596       26,737
     Noninterest income                 36,773       32,138       66,974       59,467       48,670       47,898       45,583
     Noninterest expense                82,070       76,509      160,557      152,484      152,801      150,781      132,844
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
     Income before income taxes         53,001       48,498       97,430       91,340       84,242       72,358       58,259
     Income taxes                       17,784       16,942       32,291       31,582       29,237       20,106       17,490
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
          Net income                $   35,217   $   31,556   $   65,139   $   59,758   $   55,005   $   52,252   $   40,769
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

PER SHARE DATA
     Net income per share           $     0.97   $     0.90   $     1.87   $     1.71   $     1.58   $     1.55   $     1.23
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

     Cash dividends per share       $     0.28   $     0.24   $     0.50   $     0.44   $     0.41   $     0.37   $     0.34
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                           June 30,
                                         (unaudited)                                Year Ended December 31,
                                    -----------------------   --------------------------------------------------------------
                                        1997         1996         1996         1995        1994         1993          1992
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED BALANCE SHEETS
     Total assets                   $5,269,515   $5,168,134   $5,193,684   $4,992,592   $4,763,365   $4,708,206   $4,346,985
     Securities - nontrading         2,054,415    2,091,469    1,953,202    1,842,325    1,862,351    1,980,566    1,718,635
     Net loans                       2,666,117    2,460,181    2,571,573    2,510,091    2,282,551    2,166,004    2,007,629
     Deposits                        3,697,423    3,606,785    3,597,436    3,530,045    3,449,229    3,428,781    3,431,383

                    SMITH COUNTY BANK SELECTED FINANCIAL DATA

     The following table presents, on a historical basis, selected financial data for SCB. This information is based upon the financial statements for SCB attached as Annex A hereto. Results for the six months ended June 30, 1997, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of SCB, in the opinion of management of SCB, have been made. All information is in thousands except per share data.

                                          Six months ended
                                               June 30,
                                             (unaudited)                                 Year Ended December 31,
                                       ----------------------      -----------------------------------------------------------------
                                         1997          1996          1996          1995          1994           1993          1992
                                       --------      --------      --------      --------      --------       --------      --------
STATEMENTS OF INCOME
     Total interest income             $  3,445      $  3,470      $  6,980      $  6,580      $  5,666       $  4,078      $  4,422
     Total interest expense               1,800         1,827         3,643         3,396         2,434          1,612         1,920
                                       --------      --------      --------      --------      --------       --------      --------
     Net interest income                  1,645         1,643         3,337         3,184         3,232          2,466         2,502
     Provision for loan losses               60           120             0           205         1,974            231           250
     Noninterest income                     361           344           701           740           749            636           605
     Noninterest expense                  1,335         1,377         3,001         2,935         2,849          2,061         2,079
                                       --------      --------      --------      --------      --------       --------      --------
     Income before income taxes             611           490         1,037           784          (842)           810           778
     Income taxes                           159           120           336           250          (581)           200           151
                                       --------      --------      --------      --------      --------       --------      --------
          Net income                   $    452      $    370      $    701      $    534      ($   261)      $    610      $    627
                                       ========      ========      ========      ========      ========       ========      ========

PER SHARE DATA
     Net income per share              $  30.16      $  24.65      $  46.70      $  35.62      ($ 17.41)      $  40.66      $  41.78
                                       ========      ========      ========      ========      ========       ========      ========

     Cash dividends per share          $   0.00      $   0.00      $   7.00      $   7.00      $   7.00       $   7.00      $   7.00
                                       ========      ========      ========      ========      ========       ========      ========

                                               June 30,
                                             (unaudited)                                              December 31,
                                       ----------------------      -----------------------------------------------------------------
                                         1997          1996          1996          1995          1994           1993          1992
                                       --------      --------      --------      --------      --------       --------      --------
BALANCE SHEETS
     Total assets                      $ 96,889      $ 94,608      $ 94,209      $ 91,230      $ 85,292       $ 56,493      $ 54,722
     Securities - nontrading             39,724        42,235        41,897        33,115        31,349         22,190        20,908
     Net loans                           45,191        43,215        44,375        43,714        45,982         26,676        24,763
     Deposits                            87,311        86,598        85,081        82,789        75,654         48,526        47,208

                     THE SMITH COUNTY BANK SPECIAL MEETING

         This Proxy Statement is being sent to the shareholders of SCB in connection with the solicitation by the Board of Directors of SCB of proxies for use at the SCB Special Meeting. A notice of the SCB Special Meeting accompanies this Proxy Statement. At the SCB Special Meeting, SCB's shareholders will be asked to consider and vote upon the proposed Merger of SCB with and into Trustmark Bank pursuant to the terms of the Merger Agreement. If the Merger is approved, SCB will be merged with and into Trustmark Bank under the charter of Trustmark Bank. As a consequence of the Merger, other than shares with respect to which holders have perfected their dissenters' rights of appraisal, and subject to certain potential adjustments and limitations set out in the Merger Agreement, each outstanding share of the common stock of SCB issued and outstanding on the Effective Date shall be converted into the right to receive shares of Trustmark common stock having a market value, as of the date the Exchange Ratio is determined, equal to $1,000.00 per share.

         Other than considering and voting upon the Merger, the Board of Directors of SCB is not aware of any other business which may come before the SCB Special Meeting. If any other business should come before the shareholders assembled at the SCB Special Meeting, it is the intention of the Board of Directors that the persons named in the proxies will vote the shares represented by the proxies in accordance with the direction of the Board of Directors of SCB.

         The Board of Directors of SCB believes that the Merger is in the best interests of SCB's shareholders and recommends that SCB's shareholders vote FOR approval of the Merger Agreement.

SPECIAL MEETING; VOTING; PROXIES; REVOCATION

         The SCB Special Meeting has been called for [____] o'clock [A.M.], local time, on [_______], 1997, at the main office of SCB located at 404 Main Street, Taylorsville, MS 39168. The Board of Directors of SCB has fixed the close of business on [______], 1997, as the SCB Record Date for determining the SCB shareholders entitled to notice of and to vote at the SCB Special Meeting and any adjournment or adjournments thereof.

         There are 15,000 shares of the common stock of SCB issued and outstanding. Each share is entitled to cast one vote in connection with the Merger. Adoption of the Merger Agreement will require the affirmative vote of the holders of two-thirds of the outstanding SCB common shares, or 10,000
shares.   For purposes of voting on the Merger, abstentions and nonvotes have the same effect as "no" votes.

         EACH SHAREHOLDER IS REQUESTED TO PROMPTLY FILL OUT AND MAIL THE ENCLOSED PROXY TO SCB. Shares represented by properly executed proxies received in time for the SCB Special Meeting will be voted in accordance with the choice specified. Where no choice is specified, the shares will be voted FOR the Merger.

         A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted on the specific matter to be voted upon. A proxy may be revoked by execution of a subsequently dated proxy, by filing a written revocation with the secretary of SCB prior to the meeting or by revoking the proxy in person at the SCB Special Meeting.

         SCB will pay all of the expenses incurred in connection with the preparation and distribution of this Proxy Statement. Proxies may be solicited by mail, personal contact, telephone, telegram or other form of communication by directors, officers and employees of SCB. These persons will not receive any special or additional compensation for soliciting proxies. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of shares held of record by them, and such nominees, fiduciaries and other custodians will be reimbursed for their reasonable out-of-pocket expenses.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         SCB has outstanding 15,000 shares of common stock, $15.00 par value, owned by approximately 148 shareholders. The following is certain information about shares owned by SCB's management and by shareholders beneficially owning more than five percent of the outstanding common stock of SCB.

Name and Address of                        Amount and Nature of                      Percent
Beneficial Owner                           Beneficial Ownership                      of Class
----------------                           --------------------                      --------
The Robert M. Hearin Support Foundation            1,499                             10
Capitol Street Corp.
711 West Capitol St
Jackson, MS 39207

Frank R. Day                                       2,806                             18.7
Third Floor
Trustmark Building
248 East Capitol St.
Jackson, MS 39201

Mrs. Jack R. Gibson(1)                             784                               5.2
P. O. Box 386
Collins, MS 39428

------------------

(1) Includes 423 shares for which named person is co-trustee and, accordingly, has shared voting and investment power.

SECURITIES OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of the SCB Record Date, certain information with respect to the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), of SCB common stock for (i) each director and executive officer of SCB; and (ii) all directors and executive officers of SCB as a group. Unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

                                                    AMOUNT AND NATURE OF
 NAME AND ADDRESS                                 BENEFICIAL OWNERSHIP OF
 OF BENEFICIAL OWNER                                  SCB COMMON STOCK                  PERCENT OF CLASS
 William D. Bassett                                           55                               *
 P. O. Box 239
 Taylorsville, MS 39168

 D. Michael Bryant                                            15                               *
 P. O. Box 233
 Taylorsville, MS 39168

 Bobbie G. Butler                                             10(1)                            *
 512 Haven Drive
 Taylorsville, MS 39168

 Lynette M. Craft                                             10(1)                            *
 Route 2, Box 236A
 Mize, MS 39116

 Cliff Currie                                                 14                               *
 P. O. Box 616
 Raleigh, MS 39153

 Frank R. Day                                                2,806                           18.71%
 P. O. Box 291
 Jackson, MS 39205




-------------------------
     *Less than 1%

    (1)Owned jointly with spouse

                                                    AMOUNT AND NATURE OF
 NAME AND ADDRESS                                 BENEFICIAL OWNERSHIP OF
 OF BENEFICIAL OWNER                                  SCB COMMON STOCK                  PERCENT OF CLASS
 Robert Edwin Grissom                                         20                               *
 Route 3, Box 89
 Taylorsville, MS 39168

 Robert Lindsey, Jr.                                          276                            1.84%
 2144 Old Bay Springs Road
 Laurel, MS 39440

 John K. Mayfield                                             25                               *
 P. O. Box 339
 Taylorsville, MS 39168

 John W. Murray                                              343(2)                          2.29%
 908 Summerland Road
 Taylorsville, MS 39168

 Diane R. Thompson                                            10(1)                            *
 Route 3, Box 330
 Taylorsville, MS 39168

 F. B. Walker, Jr.                                           449(3)                          3.00%
 P. O. Box 393
 Taylorsville, MS 39168

 All directors and executive officers                        4,033                           26.89%
 as a group                                                  =====                           =====



INTERESTS OF CERTAIN PERSONS

         Certain directors of SCB may be said to have an interest in the proposed Merger in addition to that person's interest as a shareholder of SCB. Frank R. Day is the Chairman of the Board of Trustmark. The brother of F. B. Walker, Jr. is the Secretary of Trustmark and the President of Trustmark Bank. Pursuant to the Merger Agreement, Trustmark has agreed to continue the employment of the employees of SCB for a minimum of one year after the Effective Date.




-------------------------

     (2)Includes 323 shares owned jointly with spouse

     (3)Includes 235 shares owned jointly with spouse, 5 shares owned by daughter and 42 shares owned by spouse

               TRUSTMARK CORPORATION AND TRUSTMARK NATIONAL BANK

         Trustmark is a one-bank holding company which currently owns 100 percent of the outstanding common shares of Trustmark Bank. The principal executive offices of Trustmark are located in the Trustmark National Bank Building, 248 East Capitol Street, Jackson, MS 39201, Telephone No. (601) 354-5111.

         Through Trustmark Bank, Trustmark conducts a full range of commercial banking and trust activities. For a more complete description of the business of Trustmark, its historical financial condition and results of operations, its summary of quarterly results of operations, and management's discussion and analysis of financial condition and results of operations, shareholders of SCB are referred to the information incorporated herein by reference including (i) Trustmark's annual report on Form 10-K for the year ended December 31, 1996,
(ii) Trustmark's quarterly reports on Form 10-Q for the periods ended March 31 and June 30, 1997, (iii) Trustmark's proxy statement in connection with its 1997 annual shareholders' meeting, and (iv) the information contained in the registration of Trustmark's common shares filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating this information. Copies of any of these documents can be obtained by request addressed to Trustmark Corporation, 248 East Capitol Street, Jackson, MS 39201, Attn: Gerard R. Host.

                               SMITH COUNTY BANK

BUSINESS

         SCB is a Mississippi chartered banking institution insured by the Federal Deposit Insurance Corporation. The principal executive offices of SCB are located at 404 Main St., Taylorsville, MS 39168. SCB's main office and three of its branches (Mize and Raleigh(2)) are located in Smith County and one branch is located in Jones County, Mississippi. SCB's primary activities are those associated with commercial banking, such as business and consumer lending. Funds for lending are obtained from deposits, repayments of existing loans, investments, and other sources. At June 30, 1997, SCB had total assets of $96.89 million, total deposits of $87.31 million, net outstanding loans of $45.19 million and total equity capital of $8.96 million.

MARKET PRICES OF AND DIVIDENDS PAID ON SCB STOCK

         SCB has issued and outstanding 15,000 shares of common stock. There is no established trading market in the shares of SCB common stock. However, SCB's management is aware of one transaction involving 20 shares for $30.00 per share in April, 1997 and one transaction involving 14 shares at $300.00 per share in June, 1996.

         SCB has paid a $7.00 per share cash dividend in each of the last five calendar years.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discusses and analyzes SCB's financial condition, changes in financial condition and results of operations. Also included is information regarding SCB's operations which may not be readily evident in the financial statements. This discussion and analysis should be read in conjunction with the financial statements and related notes thereto included elsewhere herein.

Financial Condition

         Total assets increased 2.8% or $2,680,000 to $96,889,000 at June 30, 1997, from $94,209,000 at December 31, 1996. The significant changes in the composition of the assets and liabilities as compared to December 31, 1996 were related to the increase in cash and loans with funds received from increases in deposits .

         Cash and due from banks increased $3,474,000 to $7,802,000 from $4,328,000 at December 31, 1996. The increase is due to approximately $1,000,000 in investments maturing at June 30, 1997 which had not been reinvested, requirements from the County to maintain 40% of their funds at The Bank of Taylorsville which totaled $1,500,000 at June 30, 1997 and timing differences related to cash letters and currency orders.

         Federal funds sold at June 30, 1997 increased $600,000 from December 31, 1996 due to Bank investing excess non-interesting bearing funds.

         Investments decreased from $41,897,000 at December 31, 1996 to $39,724,000 as of June 30, 1997 or $2,173,000. The decrease is due to the cash requirements regarding The Bank of Taylorsville and the maturing of investments at June 30, 1997 as mentioned above.

         Bank premises and equipment at June 30, 1997 increased $85,000 from December 31,1996. The increase is due to renovations made to the Raleigh branches.

         Deposits increased $2,230,000 to $87,311,000 at June 30, 1997 from $85,081,000 at December 31, 1996. The change is principally related to the increase in public deposits.

         Total assets increased 3.3% or $2,979,000 to $94,209,000 at December 31, 1996, from $91,230,000 at December 31, 1995. The significant changes in the composition of the assets and liabilities as compared to December 31, 1995 were related principally to the increase in investments and loans funded by the increase in deposits.

         Federal funds sold at December 31, 1996 decreased $5,400,000 from December 31, 1995. The decrease is due to excess funds being transferred to long-term investments in order to obtain higher yields.

         Investment securities increased $8,782,000 to $41,897,000 at December 31, 1996 from $33,115,000 at December 31, 1995. The increase is attributed to the federal funds sold mentioned above and to the increase in deposits.

         Bank premises and equipment at December 31, 1996 increased $226,000 from December 31, 1995. The increase is due to the renovations being made at the Raleigh branches.

         Accrued interest receivable at December 31, 1996 increased $151,000 from December 31, 1995 which can be attributed to the increase in investment securities and loans.

         Deferred taxes at December 31, 1996 decreased $207,000 to $140,000 from $347,000 at December 31, 1995. The decrease is due to the utilization of a net operating loss carryforward.

         Deposits increased $2,292,000 to $85,081,000 at December 31, 1996 from $82,789,000 at December 31, 1995. The change is principally related to the increase in public deposits.

Liquidity, Capital Resources and Interest Rate Sensitivity

         Liquidity represents SCB's ability to meet financial commitments through the maturity and sale of existing assets or the availability of additional funds. The primary assets of SCB are portfolios of investment securities and loans, while liabilities are primarily composed of interest bearing deposits. Assets and liabilities have varying maturities, and the associated rates may be fixed or variable. Asset/liability management techniques are used to maintain what are believed to be appropriate levels and relationships between rate-sensitive assets and liabilities. They represent the efforts to maximize overall returns and to minimize the risk of loss associated with significant, often unforeseen, shifts in overall interest rates.

         Management measures interest rate sensitivity by "gaps", which is the difference between interest earning assets and interest-earning liabilities which reprice or mature within specific time intervals. A positive gap indicates that interest-earning assets exceed interest-bearing liabilities within a given interval. A positive gap position results in increased net interest income when rates increase and the opposite when rates decline. Management attempts to structure the balance sheet to provide the repricing of approximately equal amounts of assets and liabilities within specific time intervals.

         SCB had a negative gap to total assets for the one-year period as of December 31, 1996 of 30.4%. A balance position is considered to be maintained if the gap at the 12-month horizon is plus/minus 10% of total assets. The Board of Directors will allow flexibility to act in accordance with anticipated interest rate cycle phases while attempting to minimize any adverse effect on earnings due to incorrect rate forecast. Therefore, the gap between rate sensitive assets and liabilities will be allowed to fluctuate between plus/minus 30%.

Stockholders' Equity

         SCB is subject to minimum capital requirements which are administered by various federal and state regulatory authorities. These capital requirements, as defined by federal guidelines, involve quantitative and qualitative measures of assets, liabilities and certain off-balance sheet instruments. Quantitative measures established by regulation to ensure capital adequacy require SCB to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). At December 31, 1996, SCB meets all capital adequacy requirements to which it is subject. At December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized SCB as well capitalized. Additional information related to capital requirements is included in Note I of the notes to financial statements included elsewhere herein.

Results of Operations

         Total interest income for the six months ended June 30, 1997 was $3,445,000 compared to $3,470,000 for the six months ended June 30, 1996 or a decrease of $25,000. The decrease is due to slight reduction in the effective rate that was charged on loans. Also, total interest expense for the six months ended June 30, 1997 decreased $27,000 from June 30, 1996 due to a change in the effective rate being charged on deposits.

         The provision for loan loss for the period ended June 30, 1997 decreased $60,000 from the period ended June 30, 1996. The decrease is due to management's evaluation of the adequacy of the allowance of loan loss as compared to total loans, which indicated a lesser provision was needed.

         Noninterest income for the six month period ended June 30, 1997 increased $17,000 or 5.0% over the same period in 1996. The increase was related to income earned from commissions from credit life insurance.

         Noninterest expenses for the six month period ended June 30, 1997 decreased $43,000 or 3.1% over the same period in 1996. The decrease was primarily related to the reduction in professional fees and advertising.

         Total interest income for the year ended December 31, 1996 increased $400,000 to $6,980,000 from $6,580,000 for the year ended December 31, 1995.
For 1996 average earning assets increased $4,471,000 and the yield on average interest earning assets did not change from prior year which was 8.2%. Average interest earning liabilities for 1996 increased $1,439,000 from 1995. The average rate paid on these liabilities increased only marginally from 1995 to 1996.

         Total interest income for the year ended December 31, 1995 increased $914,000 to $6,580,000 from $5,666,000 for the year ended December 31, 1994.
The increase is due to acquisition of the Bank of Raleigh during 1994. The yield on average assets increased slightly in 1995 due to the transitional period in 1994 of converting Bank of Raleigh to the policies used by SCB.
Total interest expense increased $962,000 to $3,396,000 for 1995 from $2,434,000 in 1994. The increase is also due to the acquisition of the Bank of Raleigh and policy differences between the two Banks.

         The provision for loan losses decreased $205,000 and $1,769,000 for 1996 and 1995, respectively, when compared to the prior year. The substantial decrease in 1995 was due to several loans received in the acquisition of the Bank of Raleigh which were written off as bad debts in 1994.

The decrease in the provision in 1996 was due to management's evaluation of the adequacy of the allowance of loan loss in relation to total loans which indicated a provision was not needed in 1996.

         There were only marginal differences in noninterest income for 1996 and 1995 which were related to the decrease in service charges on deposit accounts in 1996 and in 1995 the change was related to service charges on deposit accounts and credit life and other insurance commissions.

         Noninterest expenses increased $64,000 and $88,000 for the years 1996 and 1995, respectively. The increase in 1996 was related primarily to the reduction of FDIC assessment and an adjustment made in relation to deferred taxes. The increase in 1995 was related primarily to the increase in salaries and the reduction in FDIC assessment.

                                   THE MERGER

BACKGROUND OF THE MERGER

         In previous years, Trustmark Bank and SCB have engaged in informal discussions concerning expanded banking opportunities. On July 16, 1997, Mr. Gerard Host, the Treasurer of Trustmark and Executive Vice President and Chief Financial Officer of Trustmark Bank, met with the Board of Directors of SCB for the purpose of presenting a financial summary of a proposed transaction between the SCB and Trustmark Bank. Following the presentation, the Board of Directors of SCB engaged legal counsel to provide advice and counsel during the negotiations. The Board also engaged Southard Financial, of Memphis, Tennessee, to perform an informal valuation of SCB. Southard advised the SCB Board that SCB would be valued at $13.5 Million to $16.5 Million.

         Subsequently, the President of SCB met with Mr. Host to commence negotiations. As a result of the negotiations, the parties agreed on a purchase price of $1,000 per share, which represents a total price of $15 million for SCB.

         Trustmark submitted a letter of intent to the Bank on August 20, 1997. The letter of intent was executed by SCB on August 29, 1997, and negotiations with respect to a definitive Merger Agreement commenced immediately thereafter. On September 9, 1997, the Board of Directors of the Bank met and unanimously approved the Merger Agreement, subject to shareholder and regulatory approval. The Directors also voted to recommend to their shareholders that they approve the Merger.

SCB'S REASONS FOR EFFECTING THE MERGER.

           During the last several years there have been significant developments in the banking industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion. SCB and its Board of Directors concluded that SCB and the Board could best serve their shareholders, employees, customers and communities by combining with a regional banking organization, provided that SCB could obtain a fair price for its shareholders.

         In deciding to enter into the Merger Agreement, the SCB Board of Directors concluded that the Merger Agreement was in the best interests of SCB and its shareholders because it would permit shareholders to exchange on favorable terms their ownership interests in SCB for participation in the ownership of a larger, more diversified, regional banking organization.

         The Board of Directors also concluded that the shareholders of SCB would benefit from the Merger since that they would attain greater liquidity in their investment by obtaining shares of stock of a corporation whose securities are more widely held and significantly more actively traded.

         The Board of Directors also considered the expressed desire of Frank
R. Day (who is a significant shareholder and Chairman of SCB as well as the Chairman of the Board of Trustmark) to combine the operations of the parties as well as his desire to convert his SCB ownership into a more liquid investment.

         SCB's Board of Directors consulted with its financial and other advisors, as well as with SCB's management and considered a number of factors, including, but not limited to, the following: (i) the parties' respective earnings and dividend records, financial conditions, historical stock prices and managements; (ii) the market for SCB's services and the competitive pressures existing in SCB's market area; (iii) the outlook for SCB in the financial institutions industry; (iv) the amount and type of consideration to be received by SCB's shareholders pursuant to the Merger Agreement; (v) the fact that Trustmark stock to be received pursuant to the Merger Agreement will be listed for trading on the NASDAQ National Market and should provide SCB's shareholders with liquidity that is currently unavailable to them; (vi) recent changes in the regulatory environment which are anticipated to result in SCB facing additional competitive pressures in its market area from other financial institutions with greater financial resources capable of offering a broad array of financial services; and (vii) the tax-free character of the Merger which will result in neither SCB or its shareholders (except to the extent that cash is received in respect of their shares) recognizing any gain in the transaction.

         SCB's Board of Directors did not assign any specific or relative weights to the foregoing factors in its considerations. SCB's Board of Directors believes that the Merger Agreement will provide significant value to all SCB shareholders and will enable them to participate in opportunities for growth that SCB's Board of Directors believes the Merger makes possible.

         In considering the recommendation of SCB's Board of Directors with respect to the Merger, SCB's shareholders are advised that Frank R. Day is the Chairman of the Board of both SCB and Trustmark. Mr. Day has certain interests respecting the Merger apart from his interest as a shareholder of SCB generally. Frank R. Day has abstained from voting with respect to the approval and adoption of the Merger Agreement due to this potential conflict of interest.

         BASED ON THE FOREGOING, THE BOARD OF DIRECTORS OF SCB HAS APPROVED THE MERGER AGREEMENT AND MERGER, BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF SCB'S SHAREHOLDERS, AND RECOMMENDS THAT ALL SHAREHOLDERS OF SCB VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF SCB'S FINANCIAL ADVISOR

         Pursuant to a letter agreement dated as of September 24, 1997 (the "Southard Financial Agreement"), SCB retained Southard Financial, a Memphis, Tennessee, financial valuation consulting firm, to render its opinion as to the fairness, from a financial point of view, to the holders of SCB Common Stock of the consideration to be paid in the Merger (the "Fairness Opinion"). In connection with this engagement, Southard Financial evaluated the financial terms of the Merger, but was not asked to, and did not recommend a specific Exchange Ratio and did not assist in negotiating the Merger. Although Southard Financial advised SCB as to the potential range of value for its common stock, the Exchange Ratio was determined by Trustmark and SCB after arm's length negotiations. SCB did not place any limitations on the scope of Southard Financial's investigation or review.

         Southard Financial provided a written Fairness Opinion and supporting documentation to the SCB Board. The full text of the Fairness Opinion, dated October[ ___], 1997, which sets forth certain assumptions made, matters considered, and limitations on the review performed by Southard Financial, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The summary of the Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the Fairness Opinion.

         In arriving at its opinion, Southard Financial conducted interviews with officers of Trustmark and SCB and reviewed the documents indicated in the Fairness Opinion. Southard Financial did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Southard Financial did not, and was not requested to, solicit third party indications of interest in acquiring any or all of the assets of SCB. Further, other than as disclosed, Southard Financial did not make an independent determination of the value of the assets of SCB or Trustmark, nor was it furnished with any such determinations of value.

         In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the Fairness Opinion. In its analyses, Southward Financial made numerous assumptions, many of which are beyond the control of SCB and Trustmark. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southward Financial was assigned a greater significance than any other.

         Dividend Yield Analysis: In evaluating the impact of the proposed Merger on the shareholders of SCB, Southard Financial reviewed the dividend paying histories of SCB and Trustmark. Based upon this review, it is reasonable to expect that the shareholders of SCB, in total, will receive dividends ____________________________ the level currently paid by SCB after consummation of the Merger. This is predicated on the assumption that Trustmark will continue per share dividends at or above current levels.

         Earnings Yield Analysis: In evaluating the impact of the proposed Merger on the shareholders of SCB, Southard Financial determined that, based upon the Exchange Ratio of ______ Shares of Trustmark Common Stock for each share of SCB Common Stock, the shareholders of SCB would realize a ________ of _____% in their earnings per share, based upon 1996 and 1997 year-to-date earnings of Trustmark and SCB. The analysis also suggests expected _________ earnings yields for SCB shareholders in subsequent years if the Merger in consummated.

         Book Value Analysis: In evaluating the impact of the proposed Merger on the shareholders of SCB, Southard Financial determined that the shareholders of SCB would have realized a ___________ in the book value of their investment had the Merger been consummated at June 30, 1997. Reported book value of SCB at June 30, 1997 was $_________ per share, while reported book value of Trustmark at June 30, 1997 was $________ per share. Had the Merger been consummated as of June 30, 1997, each former share of SCB Common Stock would have had a book value of $______________ . This represents _________ % of SCB's book value as of June 30, 1997.

         Analysis of Alternatives: In evaluating the fairness of the proposed Merger to the shareholders of SCB, Southard Financial reviewed with management other offers received for the acquisition or merger of SCB. Further, Southard Financial considered recent public market merger pricing information.

         Analysis of Market Transactions: Based upon the terms of the Plan and Agreement of Merger, and the October ___ , 1997 price of Trustmark Common Stock, SCB shareholders would receive _____% of SCB's June 30, 1997 book value per share, _____ times SCB's reported 1996 earnings and ___ times SCB's estimated 1997 earnings. Based upon the review conducted by Southard Financial, the pricing for SCB in the Merger is ______ the range of pricing multiples seen in recent bank acquisitions.

          Financial Analysis: Southard Financial reviewed the financial characteristics of Trustmark and SCB with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southward Financial compared Trustmark and SCB to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council. Southard Financial found that the post-Merger combined entity will have capital ratios and profitability ratios _____ those of the public peer group.

         Liquidity: Unlike SCB Common Stock, shares of Trustmark Common Stock to be received in the Merger will be registered with the SEC and Trustmark Common Stock is actively traded on the NASDAQ national market system. Further, except in the case of officers, directors, and certain large shareholders of SCB ("Affiliates"), Trustmark shares received in connection with the Merger will be freely tradeable with no restrictions.

         Southard Financial is a financial valuation consulting firm, specializing in the valuation of closely-held companies and financial institutions. Since is founding in 1987, Southard Financial has valued non-traded securities of banks, thrifts, and other companies for mergers and acquisitions, management buyouts, employee stock ownership plans, and other purposes. For rendering the Fairness Opinion, SCB has agreed to pay Southard Financial a fee of $10,000, plus reasonable out-of-pocket expenses. Except as noted above, Southward Financial has never been engaged previously by SCB or Trustmark. Neither Southward Financial nor its principals own an interest in the securities of SCB or Trustmark.

TRUSTMARK'S REASONS FOR EFFECTING THE MERGER

         Trustmark and Trustmark Bank's Boards of Directors met and approved the merger on September 9, 1997. Frank R. Day, Harry M. Walker and Matthew L. Holleman, III, all abstained from voting because of their positions as Directors of Trustmark and shareholders (and, in Mr. Day's case, a Director) of SCB.

         Among the factors considered by Trustmark and Trustmark Bank were the opportunity for Trustmark Bank to enhance its geographic market in the central portion of the State by entering a new banking market in Smith County, Mississippi that is bordered by counties in which Trustmark Bank has a market presence, the enhancement of its statewide banking system, the financial condition, current business, and future prospects of the two banks, and the enhanced future ability of the combined entities to compete in the broader product and geographical markets that have developed as a result of changes in the financial services industry.

OPINION OF TRUSTMARK'S FINANCIAL ADVISOR

         Chaffe & Associates, Inc. ("Chaffe") was retained as financial advisor by Trustmark in connection with the Merger. Trustmark selected Chaffe because of its experience in advising on mergers and acquisitions of and by financial institutions. As part of its assignment, Chaffe was requested to provide an opinion as to the fairness of the Merger from a financial point of view to the stockholders of Trustmark. No limitations were imposed by Trustmark upon Chaffe with respect to the investigations made or procedures followed by it in rendering its opinion.

         Neither Chaffe nor any of its officers or employees has any interest in the shares of SCB or Trustmark.

         Trustmark paid Chaffe approximately $7,500 in fees plus out-of-pocket expenses for rendering its opinion. For any other services requested of Chaffe by Trustmark, Trustmark agreed to pay Chaffe on an hourly basis. The fees received by Chaffe in connection with its services to Trustmark were not dependent or contingent upon the occurrence or lack thereof of any transaction.

         Trustmark has agreed to indemnify and hold harmless Chaffe, its subsidiaries and affiliates, and its officers, directors, stockholders, employees, attorneys, agents and representatives, and the successor and assigns of each of the foregoing parties from and against any person claiming to have relied on Chaffe's advice or services, or the performance or nonperformance thereof, or claiming to have been entitled to some benefit therefrom, or claiming that such services were not adequately performed, and all related damages, claims, demands, expenses or costs of any kind or nature, including reasonable attorney fees and expenses, arising directly or indirectly, from or in any way related to, the opinions or any other services performed by Chaffe, provided that Chaffe has not been negligent or guilty of reckless or willful misconduct in connection with the opinions, or any other services.

         The Merger Consideration to be received by SCB's stockholders was determined as the result of arm's length negotiations between representatives of Trustmark and SCB. Chaffe did not participate in those negotiations or recommend the amount or nature of the Merger Consideration.

         The text of the opinion of Chaffe is attached as Annex B to this Proxy Statement. The following discussion is a summary of Chaffe's fairness opinion, the procedures it followed and its findings. SHAREHOLDERS OF SCB SHOULD NOT RELY ON THE OPINION OF CHAFFE AS ANY INDICATION OF THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER TO THE SHAREHOLDERS OF SCB.

Analysis of Selected Financial Data

         Chaffe reviewed the financial performance of SCB and utilized several valuation models to examine fairness. These valuation models are based on a public peer group, the discounted cash flow model (DCF) and three merger peer groups with various pricing multiples. In the process of valuation, Chaffe gave the most weight to the values derived from the merger peer group model. The circumstances of the valuation are more directly in line with these specific valuation models than the public peer group models, which indicate marketable, minority value and must be adjusted for a control value. The valuation emphasizes earnings, as they are more indicative of value than other pricing parameters.

         SCB's 1996 net income was $701,000, compared to $534,000 in 1995 and a ($261,000) loss in 1994. Net income for the three months end March 31,1997 and six months ending June, 30, 1997 was $191,000 and $452,000, respectively.
SCB's annualized ROAA as of March 3l, 1997 was 0.86%, compared to 1.22% for the UBPR peer group. SCB's figure was up from 0.74% for the same period in 1996. SCB's ROAE increased from 8.49% in March 1996 to 9.44% in March 1997.

         However, SCB's UBPR peer group's ROAE decreased from 12.97% in March 1996 to 12.65% in March 1997. SCB's net interest income has historically been below that of its peer group. SCB's net interest income as of March 31, 1996 was 3.49% of average assets versus 4.37% for the peer group. SCB's noninterest income was 0.71% of assets compared to 0.66% for the peer group. Also, SCB's personnel expense is 1.53% of average assets compared with 1.59% for its peer group, and SCB's average annual personnel expense per employee is $28,550 compared with $31,930 for its peer group.

         SCB's asset quality improved with a NPA-to-asset ratio of 0.43% as of March 31, 1997, compared with 0.83% as of December 31,1996. The NPA-to-asset ratio as of December 31, 1995, 1994, and 1993 was 0.42%, 1.03%, and 0.62%, respectively. March 1997 nonperforming loans to loan loss reserve ratio was 33.39% versus 53.74% for its UBPR peer group, sharply down from 60.66% at December 31, 1996. Historically, the nonperforming loans to loan loss reserve ratio was 36.93%, 96.67%, and 65.08% as of December 31, 1995, 1994, and 1993, respectively. Net loss to average total loans was 0.06% for both SCB and its peer group. In 1996, SCB had more recoveries than charge-offs, reflecting a conservative charge-off policy in earlier years. Historically, net loss to average total loans was 0.13%, 5.38%, and 0.85%, respectively, in 1995, 1994, and 1993.

         SCB is well capitalized with a tier I leverage capital ratio of 9.02% as of March 31, 1997, compared to 8.78% as of December 31, 1996.

Stock Price and Dividend Review

         Chaffe reviewed certain historical market information concerning SCB common stock and noted that no independent market exists for these shares. Chaffe noted that management of SCB knew of only one arm's length transaction in SCB stock during the last 18 months.

         Chaffe reviewed the dividend histories and current dividend levels of SCB and Trustmark, and noted that SCB's and Trustmark's annual dividend per share were $7.00 and $0.50, respectively. According to the Merger Agreement, each outstanding share of SCB shall be converted into a number of shares of Trustmark common stock equal to the quotient of $1,000.00 divided by the average closing bid/asked market price of Trustmark shares over a certain period ("Average Trustmark Price"). If the Average Trustmark Price is less than $27.00 or greater than $30.25 per share, the boards of Trustmark and SCB are authorized to renegotiate the Exchange Ratio. Based on Trustmark's closing price of $30.937 at September 25, 1997, and assuming that the computation of the Exchange Ratio pursuant to the Merger Agreement is unchanged, each outstanding share of SCB should receive an equivalent cash dividend of $16.16.

Analysis Of  Selected  Merger Transactions

         In order to obtain a valuation range for SCB, Chaffe performed an analysis of prices paid for selected banks with characteristics comparable to SCB, although Chaffe noted that no transaction was identical to the transaction proposed. Comparable transactions were considered to be those announced in the United States for the period July 1, 1996 to June 30, 1997, in which the sellers had total assets of between $50 million and $120 million, a tangible equity ratio between 8% and 15%, return on average equity between 6% and 12%, and nonperforming assets less than 1.00%. In addition, Chaffe performed an analysis of prices paid for a similar group of selected banks, limited in geographic area to sixteen states in the southern United States. Finally, Chaffe performed an analysis of prices paid for substantially all Mississippi banks sold during the period July 1, 1996 to June 30, 1997. With respect to each of these groups of transactions and the proposed Merger, Chaffe compared the prices to be received by the peer groups as a multiple of their tangible equity, their earnings per share for the four quarters prior to the announcement of the transaction, their premium over tangible equity to core deposits, and their total assets. The following table summarizes certain results of this analysis:

                                         SCB/         U.S. PEER GROUP     SOUTHERN PEER     MISSISSIPPI PEER
                                      TRUSTMARK                               GROUP              GROUP
 SELLER TOTAL ASSETS (000'S)

   MEAN                                                         $72,285          $72,386             $313,128

   MEDIAN                                  $96,774              $68,047          $69,215             $126,508

 SELLER TANGIBLE EQUITY/ ASSETS              9.10%               10.46%           10.67%               11.17%

 SELLER YTD ROAA                             0.95%                0.94%            0.93%                1.26%

 SELLER YTD ROAE                            10.53%                9.10%            8.77%               12.13%

 SELLER NPA/ ASSETS                          0.69%                0.20%            0.21%                0.46%

 PRICE/ TANGIBLE EQUITY                      1.70X                2.08%            2.08X                2.30X

 PRICE/ 4-QUARTER EPS                       19.16X               19.57X           20.63X               20.67X

 TANG. BOOK PREMIUM/                         7.79%               14.17%           14.17%               19.93%
 CORE DEPOSITS

 PRICE/ ASSETS                              15.48%               21.63%           21.63%               25.10%


Discounted Cash Flow Analysis

         Using the discounted cash flow analysis of SCB, Chaffe determined a range of net present values for the SCB common stock based on the stream of after-tax cash flows of SCB, which included forecast of cash flow for the years 1997-2001 based on 6% annual growth projected by Chaffe after reviewing SCB's historical growth, and constant cash flow thereafter. Chaffe reviewed these forecasts and assessed the likelihood of SCB achieving such forecasts. Chaffe then discounted these cash flow streams assuming an estimated required rate of return for SCB of 14.27% determined by using established capital asset pricing methods (CAPM). The CAPM is commonly used to determine the expected return on an individual security.

         As reported in the Ibbotson Associates Stocks, Bonds, Bills and Inflation 1996 Yearbook, the S & P 500 stock composite index has produced an average per annum return premium of 7.4% when measured against the 20-year Treasury rate over a 69 year period (1926-1995). This rate modified by the appropriate beta, is used as the systematic market risk premium. The risk-free rate, the yield on 20-year treasury, was 7.12%. The small company premium was 3.60%.

         Beta is the measurement of the relationship between the return on an individual security and the return on the market as measured by a broad market index, such as the S & P 500 index. In other words, beta measures the volatility of the return of an individual security relative to the market as a whole. When a stock is not widely traded and no specific beta is available, a beta for a group of similar companies is used in its place. Chaffe used an average of the betas for the larger publicly-traded banks or bank holding companies with market share in Louisiana, calculated on the weekly stock closing price versus the S & P 500 index for a period of two years. Beta is calculated to be 0.48.

         Together, these rates indicate an expected rate of return of 14.27% (14.27% = 7.12% + (7.40% x 0.48) + 3.600/o). Chaffe also analyzed the estimated future dividend stream of SCB through the year 2001 plus a terminal value for SCB common stock as part of its determination of a range of net present values for shares of SCB common stock.

         The DCF model resulted in a lower value, based on 1997-2001 projections from SCB's strategic plan, than most other values derived from public and merger peer groups. This is understandable because the DCF value represented the total value of SCB on an independent basis, without any benefit from cost savings/revenue enhancements that an acquiror may otherwise realize. Chaffe gave substantial weight to the value derived from merger peer groups to reach our conclusion.

         In arriving at its fairness opinion, Chaffe did not rely on any single analysis, but relied on a combination of factors derived from all of the analytical procedures employed. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Conclusions based on these analyses are not necessarily mathematical. Chaffe believes that the summary set forth above and Chaffe's analysis must be considered as a whole and that selecting portions of the analyses performed by Chaffe are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses do not purport to be appraisals or necessarily reflect the prices at which businesses actually may be sold. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

         Neither Chaffe nor any of its officers or employees has any interest in the any securities of SCB or Trustmark. Through its experience in the securities industry, in investment analysis and appraisal, and in related corporate finance and investment banking activities, Chaffe has stated that it is competent to perform an fair market value of this transaction.

         The proposed transaction implies a value of $15,000,000, or $1,000 per SCB share. In fact, Trustmark will not pay $15,000,000, since those shares already owned by Trustmark will be canceled. This value is at the lower end of the range of control value we determined for SCB. Based on the financial information as of June 30,1997, this offer represented a P/E ratio of 19.35, P/TB ratio of 1.70, price to deposits ratio of 17.20%, price to core deposits ratio of 18.91%, a tangible book premium/core deposits of 7.79%, and price-to-assets ratio of 15.50%.

         In summary, Chaffe's opinion is that the proposed price of $1,000 per SCB County share is fair to the Shareholders of Trustmark from a financial point of view.

THE MERGER AGREEMENT

         The following describes certain aspects of the Merger Agreement dated as of September 9, 1997, and of the proposed Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached hereto as Annex D.

         CONVERSION; FRACTIONAL SHARES

         On the Effective Date, other than shares with respect to which holders have perfected their dissenters' rights of appraisal, and subject to certain adjustments and limitations set out in the Merger Agreement, each outstanding share of the common stock of SCB issued and outstanding on the Effective Date shall be converted into the right to receive a number of shares of Trustmark common stock having a market value, as of the date the Exchange Ratio is determined, equal to $1,000.00 per share. The Exchange Ratio is the quotient of $1,000.00 divided by the Average Trustmark Price. The "Average Trustmark Price" is the closing bid/asked price of Trustmark shares as reported on the NASDAQ market system for the 15 consecutive trading days preceding the third calendar day prior to the date of the SCB Special Meeting.

         The table set forth below shows examples of the Exchange Ratio, assuming the Average Trustmark price of Trustmark Common Stock.

              Assumed Average                                           Number of
            Trustmark Price of                                      Trustmark Shares
          Trustmark Common Stock                                   for SCB Bank Shares
          ----------------------                                   -------------------
                  $30.25                                                    33.0579
                  $30.00                                                    33.3333
                  $29.00                                                    34.4828
                  $28.00                                                    35.7143
                  $27.00                                                    37.0370

         On [RECORD DATE] the Average Trustmark Price of a share of Trustmark Common Stock was $__________.

         DUE TO FLUCTUATION IN THE TRADING PRICES OF TRUSTMARK COMMON STOCK, THE ACTUAL NUMBER OF SHARES TO BE RECEIVED BY SCB SHAREHOLDERS CANNOT CURRENTLY BE DETERMINED.


         If, between the date of the Merger Agreement and the Effective Date, Trustmark's shares are changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split or stock dividend with a record date within such period, the number of Trustmark common shares to be issued and delivered in connection with the Merger shall be appropriately and proportionately adjusted so that the number of Trustmark shares to be issued in connection with the Merger will equal the number of Trustmark shares that SCB's shareholders would have received had the record date for such reclassification, recapitalization, stock split or stock dividend been immediately following the Effective Date.

         No fractional shares of Trustmark will be issued. In lieu of the issuance of fractional shares, each holder of SCB common shares who would otherwise be entitled to a fractional share of Trustmark common stock will be paid cash upon surrender of all of the shareholder's SCB share certificates in an amount equal to the product of the fractional Trustmark share to which such shareholder would otherwise have been entitled multiplied by the Average Trustmark Price used to determine the Exchange Ratio.

         The number of Trustmark shares to be received by SCB's shareholders in connection with the Merger is subject to adjustment in certain circumstances.

         Pursuant to Section 2.4 of the Merger Agreement, if the Average Trustmark Price is less than $27.00 per share or greater than $30.25 per share and the Merger is approved by SCB's shareholders, then SCB and Trustmark are required to meet to consider the implications of the Average Trustmark Price on the proposed transaction. The Boards of Directors of Trustmark and SCB are authorized to renegotiate the Exchange Ratio for the number of shares of Trustmark stock into which SCB common shares shall be converted. If Trustmark and SCB are unable to negotiate a mutually acceptable Exchange Ratio, either Trustmark or SCB may terminate Merger Agreement upon written notice delivered personally to the other party on or before ten (10) days prior to Effective Date.

         The party terminating the Merger Agreement must pay the non-terminating party's reasonable expenses, including, but not limited to, attorney's fees, incurred in pursuance of the Merger.

         SCB'S SHAREHOLDERS SHOULD BE AWARE THAT THIS PROVISION AUTHORIZES THE BOARD OF DIRECTORS OF SCB TO NEGOTIATE AND APPROVE AN EXCHANGE RATIO THAT WILL RESULT IN EACH SCB SHARE BEING CONVERTED INTO THE RIGHT TO RECEIVE LESS MERGER CONSIDERATION THAN TRUSTMARK SHARES HAVING A MARKET VALUE OF $1,000.00.

         REPRESENTATIONS, WARRANTIES AND COVENANTS

         Pursuant to the Merger Agreement, SCB made various representations and warranties concerning SCB's corporate and capital structure, financial condition, liabilities, legal and regulatory compliance, litigation and related matters. Similar representations and warranties were made by Trustmark and Trustmark Bank. The continued truth and accuracy of these representations and warranties are conditions precedent to consummation of the Merger.

         SCB undertook certain covenants in the Merger Agreement, including agreements: to cause to be convened a meeting of SCB's shareholders for the purpose of approving the Merger as promptly as practical after the effective date of the Registration Statement for the Trustmark shares to be issued in connection with the Merger; to allow Trustmark access to its records and properties; subject to the fiduciary obligations of SCB's Board of Directors, not to encourage or solicit any other "Acquisition Proposal" or to enter into any negotiations concerning, furnish any nonpublic information relating to SCB in connection with or agree to any Acquisition Proposal; to operate its business in substantially the same manner as such business is currently being operated and to use its best efforts to maintain the goodwill of depositors, customers and suppliers; to use its best efforts to retain the services of its officers and employees; to maintain its properties; to duly and timely file all reports, returns and similar documents and, unless contesting same by appropriate proceedings, pay all taxes and assessments; to notify Trustmark of any unusual or material problems or developments with respect to its business; not to incur any material obligation except current contracts entered into in the ordinary course of business; not to increase the compensation of any director and, except for normal increases as a result of regular salary reviews of officers and employees in January 1998 if the Merger has not been consummated by such a date, increase the compensation of any officer or employee or enter into or amend any contract of employment or enter into or amend any insurance, profit-sharing, pension, severance pay, bonus, incentive, deferred compensation or retirement plan or arrangement; not to make, extend or renew any loan or other extension of credit to any of its officers, directors or employees other than loans made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and that do not involve more than the normal risks of collectability or present other unfavorable features; except as expressly permitted, not to pay any dividend or make any distribution; not to sell any of its investment securities other than in the ordinary course of business; not to make, advance, extend or renew any loan or credit above $100,000; and not to issue or sell any of its capital stock, or any of its debt securities, authorize a stock split or dividend, or otherwise affect its capital structure.

         Trustmark and Trustmark Bank's covenants include agreements: to use their reasonable efforts to operate their businesses in substantially the same manner as currently being operated and to use their best efforts to maintain the goodwill of their depositors, customers and suppliers; to use their best efforts to retain the services of their officers and employees; to maintain their properties; to duly and timely file all reports, returns and similar documents and, unless contesting same by appropriate proceedings, pay all taxes and assessments; and to notify SCB of any unusual or material problems or developments with respect to the business of either Trustmark or Trustmark Bank.

         SCB, Trustmark and Trustmark Bank are each obligated to use their best efforts to bring about the transactions contemplated by the Merger Agreement.

         SPECIAL AGREEMENTS

         Dividends

         Pursuant to Section 5.1 of the Merger Agreement, SCB will be permitted to declare and pay an annual cash dividend out of current operating profits earned since January 1, 1997 of up to $7.00 per share; and if the Closing of the transaction has not occurred by March 1, 1998 a quarterly dividend out of current operating profit of up to $1.75 per share. Except as set forth above, SCB shall not declare any cash or other dividends prior to closing.

         Employee Benefits

         Pursuant to Section 5.2 of the Merger Agreement, Trustmark stated its intention to continue the employment of the employees of SCB for a minimum of one year after the Effective Date. However, as employees of Trustmark Bank, such persons are subject to salary review, reassignment and termination in the same manner as other employees of Trustmark Bank.

         Pursuant to Section 5.6 of the Merger Agreement, following the Effective Date, employees of SCB will be entitled to the same employee benefits as are presently being provided to employees of Trustmark Bank. At Trustmark's option, SCB's existing retirement plan will either be (i) terminated on the Effective Date, and, with Trustmark's assistance, converted to self-directed individual retirement accounts for the employees, or (ii) if permissible under applicable laws, rules and regulations, transfer the employee portion of SCB's existing plan to Trustmark's existing plan and the employer portion to a separate newly created retirement plan maintained by Trustmark. All employees of SCB will receive credit for years of service at SCB for purposes of vesting in Trustmark's retirement plan.

         Covenant Not to Compete

         Pursuant to Section 5.4 of the Merger Agreement, all of SCB's directors agreed that prior to one year after the Effective Date, they will not become, directly, indirectly or beneficially, an employee, five percent or more stockholder or director of any bank, savings bank, savings association, trust company, financial institution or similar business enterprise which competes with Trustmark Bank within Smith County, Mississippi. Other than in the capacity of an officer of Trustmark Bank subsequent to the Effective Date, these directors further agreed not to initiate any action to induce any officer of Trustmark Bank, as successor to SCB, to leave Trustmark Bank's employment or directly or indirectly assist any other person or entity in requesting or inducing any such other employee of Trustmark Bank to leave such employment for a period of one year from the Effective Date.

         Recommendation of SCB's Directors

         Pursuant to Section 5.7 of the Merger Agreement, the directors of SCB agreed to recommend that the shareholders of SCB approve the Merger and to vote their SCB shares in favor of the Merger; provided, the directors are not required to take any action which, in the opinion of SCB's counsel, would constitute a breach of the directors' fiduciary duties to SCB's shareholders. Each director agreed to vote his SCB shares in favor of the Merger.

         Fairness Opinion

         Pursuant to Section 5.12 of the Merger Agreement, Trustmark shall obtain, at its own expense, an opinion that the Merger is fair, from a financial point of view, to the shareholders of Trustmark and Trustmark Bank.

         CONDITIONS TO CONSUMMATION OF THE MERGER

         Trustmark and Trustmark Bank's obligations to consummate the Merger are conditioned upon, among other things, the continued truth and accuracy of the representations and warranties of SCB; SCB's compliance with its covenants, agreements and undertakings in the Merger Agreement; receipt of all required regulatory and governmental authority approvals; approval of the Merger by the Board of Directors and shareholders of SCB; the absence of any material adverse change in the financial condition, tangible properties or prospects of SCB subsequent to December 31, 1996; receipt of the opinion of counsel to SCB required by the Merger Agreement; receipt of the fairness opinion contemplated by the Merger Agreement; the reserve for loan losses then maintained by SCB adequately providing for the anticipated loan losses of SCB as of such date in accordance with the accepted audit, bank examination and bank regulatory standards; the tangible assets of SCB having a fair market value equal to or greater than its liabilities; and Trustmark having received an opinion from its counsel that the Merger will qualify as tax-free reorganization for federal income tax purposes.

         The obligation of SCB to consummate the Merger is conditioned upon, among other things, the continued truth and accuracy of the representations and warranties of Trustmark and Trustmark Bank; Trustmark and Trustmark Bank's compliance with its covenants, agreements and undertakings in the Merger Agreement; receipt of all required regulatory and governmental authority approvals; approval of the Merger by the Board of Directors and shareholder of Trustmark Bank and the Directors of Trustmark; the absence of any material adverse change in the financial condition, tangible properties or prospects of Trustmark Bank subsequent to December 31, 1996; receipt of the opinion of counsel to Trustmark required by the Merger Agreement; and SCB having received an opinion from Trustmark's counsel that the Merger will qualify as tax-free reorganization for federal income tax purposes.

         TERMINATION

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date without liability on the part of any party as follows:

         (a) By the mutual consents of the Board of Directors of SCB and Trustmark;

         (b) By either party, if a state or federal governmental agency or authority shall, at any time, fail to approve the transactions contemplated by the Merger Agreement or shall have instituted and not dismissed court proceedings to restrain or prohibit such transactions and such court proceedings shall not have been resolved within one year of the date of the Merger Agreement;

         (c) By either party, if the Effective Date of the Merger shall not have occurred within one year of the date of the Merger Agreement, without the fault of such party;

         (d) By Trustmark, if at the time of such a termination there shall have occurred a material adverse change in the financial condition or tangible properties of SCB subsequent to the completion of Trustmark's review of SCB's books, records, assets and liabilities;

         (e) By SCB, if at the time of such a termination there shall have occurred a material adverse change in the financial condition or tangible properties of Trustmark or Trustmark Bank subsequent to December 31, 1996;

         (f) By either party, if the Average Trustmark Price is less than $27.00 or greater than $30.25 on the SCB Special Meeting date, and SCB and Trustmark are unable to negotiate a mutually acceptable Exchange Ratio;

         (g) By either Trustmark or SCB, if the shareholders of SCB fail to approve the Merger at the meeting of stockholders called for such purpose(including any adjournment or postponement thereof);

         (h)     By Trustmark, if there has been a material breach by SCB of
(A)any representation, warranty or obligation set forth in the Merger Agreement, or (B) any of its obligations set forth in the Merger Agreement which has not been promptly cured after notice thereof from Trustmark; or

         (i) By SCB, if there has been a material breach by either of Trustmark or Trustmark Bank of (A)any representation, warranty or obligation set forth in the Merger Agreement, or (B) any of its obligations set forth in the Merger Agreement which has not been promptly cured after notice thereof from SCB.

                     PROCEDURE FOR EXCHANGE OF CERTIFICATES

         As soon as practicable after the Effective Date of the Merger, Trustmark shall send to SCB's shareholders transmittal materials for use in exchanging their SCB common shares for Trustmark shares. SCB SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THESE MATERIALS.

         Any SCB shareholder whose stock certificates have been lost or destroyed will be required to provide Trustmark with a statement certifying such loss or destruction and an indemnity (such as a lost or stolen securities bond) satisfactory to Trustmark sufficient to indemnify Trustmark against any loss or expense which may result from such lost or destroyed certificates being thereafter presented to Trustmark for exchange.

         Until such a former SCB shareholder has surrendered the certificates representing his SCB shares or provided indemnity as provided above, such shareholder shall not receive the cash or be issued the Trustmark share certificates to which he is entitled, and no dividends or other distributions with respect to such Trustmark shares shall be paid. However, when such certificates are surrendered or indemnity provided, the former SCB shareholder shall be issued the Trustmark shares and paid the cash and dividends, without interest, to which such a shareholder is entitled.

                       RIGHTS OF DISSENTING SHAREHOLDERS

         SCB is being merged with and into Trustmark Bank pursuant to 12 U.S.C.
Section 215a. Pursuant to this law, any shareholder of SCB who has voted against the Merger at the SCB Special Meeting or who has given notice in writing at or prior to such a meeting to the presiding officer that he dissents from the plan of merger, is entitled to receive the value of the shares so held by him when the Merger is approved by the Comptroller of the Currency upon written request made to Trustmark Bank, as the surviving association, at any time before the 30 days after the date of consummation of the Merger, accompanied by the surrender of his SCB stock certificates.

         The value of the SCB shares of any dissenting shareholder shall be ascertained, as of the Effective Date by an appraisal made by a committee of three persons composed of (1) one selected by a vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of Trustmark Bank; (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares.

         If, within 90 days from the date of consummation of the Merger, for any reason one or more of the appraisers fails to determine the value of such shares, the Comptroller of the Currency shall, upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller of the Currency in making the reappraisal or appraisal, as the case may be, shall be paid by the surviving banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the surviving banking association. Within 30 days after payment has been made to all dissenting shareholders, the shares of stock which would have been delivered to such dissenting shareholders had they not requested payment shall be sold at an advertised public auction, unless some other method of sale is approved by the Comptroller of the Currency, and the surviving banking association shall have the right to purchase any such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within 30 days thereafter to such person or persons and at any such price no less than par as its Board of
Directors by resolution may determine.   If these shares are sold at public
auction at a price greater than the amount paid to the dissenting shareholders, the excess of such sales price shall be paid to such shareholders.

                        FEDERAL INCOME TAX CONSEQUENCES

         The following federal income tax discussion addresses certain of the material federal income tax consequences of the Merger. This discussion does not necessarily address all aspects of federal income taxation that may be applicable to each SCB shareholder and does not address the effect of any applicable state, local or foreign tax laws. In view of the individual nature of federal income tax consequences, SCB's shareholders should consult their own tax advisors as to the particular tax consequences of the Merger to them. The discussion is based on the Internal Revenue Code of 1986, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practices, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The discussion is also based on certain representations made by the parties. If any such representations are inaccurate, the tax consequences of the Merger could differ from those described below.

         The Merger Agreement provides that, as a condition to the parties' obligations to consummate the Merger, each party must be satisfied that the Merger will qualify. Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark, will render its opinion that the Merger will so qualify. However, no ruling on this issue will be obtained from the Internal Revenue Service.

         It is intended that, for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that, accordingly, (i) no gain or loss will be recognized by SCB's shareholders upon the receipt of Trustmark common shares in exchange for SCB common shares in connection with the Merger (except as discussed below with respect to the cash received in lieu of fractional shares), (ii) the tax basis of the Trustmark common shares to be received by SCB's shareholders in connection with the Merger shall be the same as the basis in the SCB shares surrendered in exchange therefor (reduced by the amount of cash received and increased by the amount of cash received treated as a dividend), and (iii) the holding period of the Trustmark shares to be received by SCB's shareholders in connection with the Merger will include the holding period of the SCB common shares surrendered in exchange therefor, provided that the SCB shares are held as a capital asset as of the Effective Date.

         The payment of cash in lieu of fractional Trustmark shares in connection with the Merger will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Trustmark. These cash payments will be treated as distributions in full payment in exchange for the shares redeemed, subject to the provisions of
Section 302 of the Internal Revenue Code.

         The cash received by SCB's shareholders exercising dissenters' rights of appraisal will be treated as having been received by such shareholders as a distribution in redemption of such shareholder's stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

                              ACCOUNTING TREATMENT

         Trustmark intends to effect the Merger by acquiring the necessary number of its shares in open market transactions for cash and exchanging such shares for shares of SCB. Accordingly, the Merger will be accounted for by Trustmark under the purchase method of accounting. Under this method, the aggregate Merger Consideration will be allocated to SCB's assets and liabilities based upon their estimated fair values, and the results of operations of SCB will be included in the results of operations of Trustmark only for periods subsequent to the Merger.

                       RESALES OF TRUSTMARK COMMON SHARES

         The Trustmark common shares to be issued in connection with the Merger have been registered under the Securities Act of 1933 and, if necessary, applicable state securities laws. However, such registrations do not cover resales by persons who are "affiliates" of SCB. Persons who may be deemed affiliates of SCB generally include individuals or entities that control, are controlled by or are under common control with such entities and may include certain officers, directors and principal shareholders. In general, for a period of one year following the Merger, persons who were affiliates of SCB at the time the Merger was submitted to a shareholder vote and who do not become affiliates of Trustmark may resell the Trustmark shares acquired in the Merger; however, during any three-month period they cannot sell more than one percent of the number of Trustmark shares outstanding and must make all sales pursuant to "brokerage" transactions. After this one-year period, these persons may generally resell the Trustmark shares acquired in the Merger without limitation. Since one percent of Trustmark's outstanding shares will be in excess of 360,000 shares following the Merger, the foregoing limitation should have no practical effect on resales by SCB affiliates. Trustmark common shares issued pursuant to the Merger to persons who are not affiliates of SCB should be freely transferrable without restriction.

         Persons who are affiliates of Trustmark following the Merger may resell Trustmark shares acquired in the Merger subject to the limitations of Rule 144 promulgated under the Securities Act of 1933.

                         REGULATORY AUTHORITY APPROVALS

         Consummation of the Merger is subject to and conditioned upon the receipt of the approval of the Comptroller of the Currency and the absence of objection by the United States Department of Justice.

         Trustmark and SCB have filed applications for approval of the Merger with the Comptroller of the Currency. There can be no assurance that the Merger will be approved, that any such approvals will occur in a timely manner or that any such approvals or acquiescence will not be conditioned upon matters that would cause the parties to abandon the Merger.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

         SCB is a Mississippi state chartered banking institution, subject to the provisions of various Mississippi and federal banking laws, rules and regulations ("Applicable Banking Laws or "ABL"). The rights of shareholders of SCB are governed by these laws and the articles of incorporation and bylaws of SCB.

         Trustmark is a Mississippi business corporation. The rights of shareholders of Trustmark are governed by the Mississippi Business Corporation Act ("MBCA") and the articles of incorporation and bylaws of Trustmark.

         The following is a summary of certain material differences in the rights of shareholders of SCB and Trustmark and is qualified in its entirety by reference to the laws governing each and the articles of incorporation and bylaws of each of Trustmark and SCB.

BOARD OF DIRECTORS; ELECTIONS

         SCB's bylaws provide for ten directors which are elected annually at the annual meeting of shareholders for one year terms. Vacancies may be filled by the remaining directors. Nominations for election to SCB's Board of Directors may be made by the Board of Directors or by the shareholders. Nominations for election to the Board of Directors made on behalf of management shall be made in writing and delivered or mailed to the chairman at least ten days prior to any meeting of shareholders held for the purpose of electing directors. SCB's Articles and Bylaws do not permit cumulative voting.

         A special shareholders meeting may be called by the Chairman of the Board, President, by a majority of the Board of Directors or by the holders of one-third or more of the shares outstanding and entitled to vote.

         Trustmark's bylaws provide for a Board of Directors of five to twenty-five members fixed by board or stockholder resolution. Directors hold office for one year terms. Vacancies in the board may be filled by the remaining directors.

         Trustmark's articles of incorporation and bylaws provide for cumulative voting in the election of directors. Nominations for election to Trustmark's Board of Directors may be made by the Board of Directors or by any shareholder. Shareholder nominations to the Board must be made in writing and delivered to the Chairman of the Board not less than 14 nor more than 50 days prior to any meeting of shareholders held for the purpose of electing directors.

         A special shareholders meeting may be called by the president or by a majority of the Board of Directors and shall be called by the president or Board of Directors upon the request of shareholders owning in the aggregate 10 percent of the outstanding stock of Trustmark.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

         ABL's provide that the approval of two-thirds of the outstanding shares of SCB entitled to vote thereon is required to effect a merger or consolidation.

         The MBCA provides that the approval of the Trustmark Board of directors and of a majority of the outstanding shares of Trustmark entitled to vote thereon is generally required to approve a merger, consolidation or share exchange or to sell, lease, exchange or otherwise dispose of substantially all of its assets. In accordance with the MBCA, submission by the Trustmark Board of any such action may be conditioned on any basis.

         With respect to a merger, no vote of the shareholders of Trustmark is needed if Trustmark is the surviving corporation and (i) Trustmark's charter remains unchanged after the merger, subject to certain exceptions; (ii) each shareholder of Trustmark whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger; (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent (20%) the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv)the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent (20%) the total number of participating shares of the surviving corporation outstanding immediately before the merger.

         With respect to a sale, lease, exchange or other disposition of substantially all the assets of Trustmark, no vote of the shareholders of Trustmark would be required if such transfer was conducted in the regular course of business or if such transfer was made to a wholly-owned subsidiary of Trustmark.

AMENDMENT OF ARTICLES OF INCORPORATION OR CHARTER

         ABL's provide that the Commissioner, the Attorney General and the Governor must approve any amendment to the articles of a state chartered banking organization after the amendment is first authorized by the vote of a majority of all the outstanding voting shares.

         Pursuant to the MBCA, the articles of incorporation of Trustmark must only be approved by a majority of Trustmark's Directors and holders of a majority of Trustmark's outstanding shares.

INDEMNIFICATION

         Subject to certain limitations, the articles of incorporation of SCB provides for the indemnification of directors or officers.

         The MBCA and the bylaws of Trustmark provide, in certain situations, for mandatory and permissive indemnification of directors and officers. See the heading "Indemnification."

LOANS SECURED BY ISSUER'S STOCK; OTHER TRANSACTIONS

         Under ABL's, SCB may not make any loan on the security of SCB common stock or purchase any such shares unless such security or purchase is necessary to prevent loss upon a debt previously contracted in good faith. Unless full payment of such debt is made, stock so purchased or acquired must be disposed of within twelve months of its acquisition. ABL's contain various additional restrictions and conditions on the ability of a bank to make loans to its directors and officers.

         The MBCA does not prohibit Trustmark from securing loans with Trustmark stock and expressly provides that a corporation may acquire its own shares and shares so acquired constitute authorized but unissued shares. The MBCA imposes certain procedural and substantive conditions on the ability of a business corporation to engage in transactions with its directors.

VOLUNTARY DISSOLUTION

         ABL's provide that SCB may be dissolved upon approval by the vote of two-thirds of the outstanding voting stock and written notice to the Commissioner.

         The MBCA provides that Trustmark may be dissolved if the Trustmark Board of Directors proposes dissolution and a majority of the shares of Trustmark entitled to vote thereon approve the dissolution. In accordance with the MBCA, the Trustmark Board may condition its submission of a proposal for dissolution on any basis.

DIVIDENDS AND OTHER DISTRIBUTIONS

         Under ABL's, SCB may not declare any dividend upon its common stock unless it is approved by the Commissioner.

         The MBCA provides that Trustmark may make dividends or other distributions to its shareholders, unless after the distribution either (i) Trustmark would not be able to pay its debts as they become due in the usual course of business, or (ii) Trustmark's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Trustmark were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

ISSUANCE OF ADDITIONAL SHARES

         ABL's require that the Commissioner and a majority of the outstanding shares approve the issuance of preferred shares by SCB.

         Subject to certain limitations, the board of directors of a Mississippi business corporation can, without shareholder vote, authorize issuance of any shares provided for pursuant to the articles of incorporation.

         If the maximum number and class of shares is not authorized in the articles of incorporation, board of directors and shareholders action is required as described above.

FIDUCIARY DUTIES OF DIRECTORS AND OFFICERS

         Pursuant to ABL's, a director or officer of a state chartered bank is not held personally liable to the bank or its shareholders for monetary damages unless the director or officer acted in a grossly negligent manner, or engaged in conduct which demonstrates a greater disregard of the duty of care than gross negligence, such as intentional, tortious conduct or intentional breach of the duty of loyalty or intentional commission of corporate waste.

         For purposes of these statutes, the term "gross negligence" is defined to mean a reckless disregard of, or a carelessness amounting to gross indifference to, the best interests of the bank or the shareholders thereof, and involves a substantial deviation below the standard of care expected to be maintained by a reasonably careful person under like circumstances.

         Under the MBCA, directors and officers of Trustmark are required to act in good faith, with the care an ordinary prudent person in a like position would exercise under similar circumstances and in a manner the director or officer reasonably believes to be in the best interests of the corporation.

REPORTS TO SHAREHOLDERS

         Trustmark common shares are registered under the Exchange Act. Accordingly, Trustmark is required to provide annual reports containing audited financial statements to its shareholders, file certain required reports with the SEC and solicit proxies in accordance with the rules of the SEC.

Trustmark also provides reports to its shareholders on an interim basis containing unaudited financial information.

         SCB common shares are not registered under the Exchange Act. Accordingly, SCB is not required to and does not provide its shareholders with similar periodic reports.

                                 LEGAL OPINIONS

         The validity of the Trustmark common shares to be issued in connection with the Merger will be passed upon by Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark. Brunini, Grantham, Grower & Hewes, PLLC will also issue the opinion on behalf of Trustmark required by the Merger Agreement and an opinion on the tax aspects of the Merger. Brunini, Grantham, Grower & Hewes, PLLC, its pension plan and its current and former members have a substantial direct and indirect stock ownership interest in Trustmark and own a nominal amount of SCB shares.

                                    EXPERTS

         The consolidated statements of Trustmark Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this Proxy Statement and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, Independent Public Accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The financial statements of Smith County Bank as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in this Prospectus have been audited by May & Company, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                INDEMNIFICATION

         Pursuant to Mississippi law and the bylaws of Trustmark, the officers and directors of Trustmark are entitled to indemnification against certain liabilities, which may include liabilities under federal and state securities laws.

                                    ANNEX A

                                    ANNEX A

                         INDEX TO FINANCIAL STATEMENTS


                                                                         Page
                                                                      -----------
Smith County Bank:
     Independent Auditors' Report ...................................      A-3
     Balance Sheets as of December 31, 1996 and 1995 ................      A-4
     Statements of Income for the Years Ended December 31, 1996,
          1995 and 1994..............................................      A-6
     Statements of Changes in Stockholders' Equity for the Years,
          Ended December 31, 1996, 1995 and 1994.....................      A-8
     Statements of Cash Flows for the Years Ended December 31,
          1996, 1995 and 1994 .......................................      A-9
     Notes to Financial Statements Years Ended December 31,
          1996, 1995 and 1994 .......................................      A-12
     Compilation Report..............................................      A-31
     Balance Sheet as of June 30, 1997 (Unaudited)...................      A-32
     Statements of Income for the Three Months Ended and Six
          Months Ended June 30, 1997 and 1996 (Unaudited)............      A-34
     Statements of Cash Flows for the Six Months Ended June 30,
          1997 and 1996 (Unaudited)..................................      A-36
     Note to Financial Statements for the Six Months Ended
          June 30, 1997 and 1996 (Unaudited).........................      A-38

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Smith County Bank
Taylorsville, Mississippi

We have audited the accompanying balance sheets of Smith County Bank as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smith County Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/  MAY & COMPANY
------------------------
     MAY & COMPANY


Jackson, Mississippi
January 17, 1997
(except for Note N, as to which
  the date is September 22, 1997)

                               SMITH COUNTY BANK
                                 BALANCE SHEETS

                                     ASSETS

                                                                                           December 31,
                                                                                     1996              1995
                                                                               --------------     ----------------
Cash and due from banks                                                        $     4,327,637    $     5,316,335

Federal funds sold                                                                           -          5,400,000

Investment securities:
  Held-to-maturity (Fair value of $35,145,920 in 1996
    and $25,732,356 in 1995)                                                        35,185,285         25,430,362
  Available-for-sale                                                                 6,712,170          7,684,400

Loans                                                                               45,760,744         45,531,545
Less: Allowance for loan losses                                                     (1,210,400)        (1,048,395)
      Unearned income                                                                 (175,534)          (589,451)
                                                                               ---------------    ---------------

         Net loans                                                                  44,374,810         43,893,699

Bank premises and equipment, net                                                     2,062,647          1,836,821

Accrued interest receivable                                                          1,132,358            981,850

Deferred income taxes                                                                  139,561            347,310

Other assets                                                                           274,654            339,453
                                                                               ---------------    ---------------


      Total assets                                                             $    94,209,122    $    91,230,230
                                                                               ===============    ===============

See accompanying notes to the financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                           December 31,
                                                                                    1996                 1995
                                                                               --------------     ----------------
LIABILITIES:
  Deposits:
    Interest bearing:
      Demand                                                                   $   11,947,990     $     10,679,424
      NOW accounts                                                                  9,449,143           11,099,951
      Savings                                                                       6,378,330            6,221,993
      Time                                                                         47,157,929           45,246,807
                                                                               --------------     ----------------

         Total interest-bearing                                                    74,933,392           73,248,175

    Noninterest-bearing                                                            10,147,896            9,540,522
                                                                               --------------     ----------------

         Total deposits                                                            85,081,288           82,788,697

  Accrued interest payable                                                            416,220              415,508
  Accrued taxes and other liabilities                                                 203,375               95,369
                                                                               --------------     ----------------

         Total liabilities                                                         85,700,883           83,299,574
                                                                               --------------     ----------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $15 par value, 15,000 shares authorized,
    issued and outstanding                                                            225,000              225,000
  Capital surplus                                                                   8,100,000            7,500,000
  Retained earnings                                                                   209,878              214,337
                                                                               --------------     ----------------
                                                                                    8,534,878            7,939,337
  Less:   Net unrealized losses on securities available
            for sale, net of taxes                                                    (26,639)              (8,681)
                                                                               --------------     ----------------

         Total stockholders' equity                                                 8,508,239            7,930,656
                                                                               --------------     ----------------

         Total liabilities and stockholders' equity                            $   94,209,122     $     91,230,230
                                                                               ==============     ================

                               SMITH COUNTY BANK
                              STATEMENTS OF INCOME


                                                                           Years Ended December 31,
                                                                  1996               1995                1994
                                                            --------------     ---------------    ---------------
INTEREST INCOME:
  Interest and fees on loans                                $    4,299,208     $     4,336,166    $     3,853,949
  Interest on investment securities:
    Taxable interest income                                      2,198,360           1,650,577          1,440,511
    Exempt from federal income tax                                 234,933             271,423            311,650
  Interest on federal funds sold                                   247,147             321,868             59,481
                                                            --------------     ---------------    ---------------

      Total interest income                                      6,979,648           6,580,034          5,665,591
                                                            --------------     ---------------    ---------------

INTEREST EXPENSE:
  Interest on demand deposits                                      873,411             856,433            598,433
  Interest on savings deposits                                     180,749             174,908            190,991
  Interest on time deposits                                      2,589,279           2,363,245          1,630,766
  Interest on federal funds purchased                                    -               1,594             13,770
                                                            --------------     ---------------    ---------------

      Total interest expense                                     3,643,439           3,396,180          2,433,960
                                                            --------------     ---------------    ---------------

         NET INTEREST INCOME                                     3,336,209           3,183,854          3,231,631
                                                            --------------     ---------------    ---------------

PROVISION FOR LOAN LOSSES                                                -             205,000          1,974,126
                                                            --------------     ---------------    ---------------
         NET INTEREST INCOME AFTER
             PROVISION FOR LOAN LOSSES                           3,336,209           2,978,854          1,257,505
                                                            --------------     ---------------    ---------------
OTHER INCOME:
  Service charges on deposit accounts                              548,926             601,328            590,741
  Credit life and other insurance commissions                       76,272              77,142            106,562
  Safe deposit box rentals                                          14,446              14,326             13,747
  Gain on sale of securities                                           450               2,150                  -
  Other                                                             61,316              47,425             38,027
                                                            --------------     ---------------    ---------------

      Total other income                                           701,410             742,371            749,077
                                                            --------------     ---------------    ---------------

OTHER EXPENSES:
  Salaries and employee benefits                                 1,518,954           1,532,641          1,334,201
  Occupancy expense                                                249,137             235,914            236,943

Continued.........

                               SMITH COUNTY BANK
                        STATEMENTS OF INCOME - CONTINUED


                                                                          Years Ended December 31,
                                                                 1996               1995                 1994
                                                            --------------     ---------------    ---------------
OTHER EXPENSES - CONTINUED:
  Equipment expense                                                287,245             365,614    $       337,018
  Stationery and supplies                                          189,405             204,043            180,580
  Service and professional fees                                    159,805             156,019            164,151
  Amortization of goodwill                                          13,601              13,601             11,334
  FDIC assessments                                                   2,000              88,889            179,016
  Other real estate expense                                         46,205              29,983             18,467
  Other                                                            534,726             310,288            387,004
                                                            --------------     ---------------    ---------------

      Total other expenses                                       3,001,078           2,936,992          2,848,714
                                                            --------------     ---------------    ---------------

    INCOME (LOSS) BEFORE INCOME
      TAXES                                                      1,036,541             784,233           (842,132)

INCOME TAXES (BENEFIT)                                             336,000             250,000           (581,038)
                                                            --------------     ---------------    ---------------

    NET INCOME (LOSS)                                       $      700,541     $       534,233    $      (261,094)
                                                            ==============     ===============    ===============

INCOME (LOSS) PER COMMON SHARE                              $       46.703     $        35.616    $       (17.406)
                                                            ==============     ===============    ===============

WEIGHTED AVERAGE SHARES
  OUTSTANDING                                                       15,000              15,000             15,000
                                                                    ======              ======             ======





See accompanying notes to the financial statements.

                               SMITH COUNTY BANK
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                                            Unrealized
                                                                                                             Losses on
                                                                                                            Securities
                                                         Common            Capital         Retained         Available
                                           Total          Stock            Surplus         Earnings       For Sale, Net
                                    ---------------  ---------------  ---------------  ---------------  ---------------
BALANCE, December 31, 1993          $     7,696,758  $       225,000  $     7,470,000  $        40,567  $       (38,809)

  Prior period adjustment                   140,631                -                -          140,631                -
                                    ---------------  ---------------  ---------------  ---------------  ---------------
BALANCE, December 31, 1993 as
  restated                                7,837,389          225,000        7,470,000          181,198          (38,809)

  Net loss                                 (261,094)               -                -         (261,094)               -

  Cash dividends paid ($7.00 per
    share)                                 (105,000)               -                -         (105,000)               -

  Change in net unrealized loss on
    securities available for sale           (88,597)               -                -                -          (88,597)

  Transfer to surplus                             -                -         (690,858)         690,858                -
                                    ---------------  ---------------  ---------------  ---------------  ---------------
BALANCE, December 31, 1994                7,382,698          225,000        6,779,142          505,962         (127,406)

  Net income                                534,233                -                -          534,233                -

  Cash dividends paid ($7.00 per
    share)                                 (105,000)               -                -         (105,000)               -

  Change in net unrealized losses
    on securities available for
    sale, net                               118,725                -                -                -          118,725

  Transfer to surplus                             -                -          720,858         (720,858)               -
                                    ---------------  ---------------  ---------------  ---------------  ---------------
BALANCE, December 31, 1995                7,930,656          225,000        7,500,000          214,337           (8,681)

  Net income                                700,541                -                -          700,541                -
  Cash dividends paid
    ($7.00 per share)                      (105,000)               -                -         (105,000)               -

  Change in net unrealized
    losses on securities
    available for sale, net                 (17,958)               -                -                -          (17,958)

  Transfer to surplus                             -                -          600,000         (600,000)               -
                                    ---------------  ---------------  ---------------  ---------------  ---------------
BALANCE, December 31, 1996          $     8,508,239  $       225,000  $     8,100,000  $       209,878  $       (26,639)
                                    ===============  ===============  ===============  ===============  ===============

See accompanying notes to the financial statements.

                               SMITH COUNTY BANK
                            STATEMENTS OF CASH FLOWS

                                                                           Years Ended December 31,
                                                                 1996               1995                1994
                                                            --------------     --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                         $      700,541     $      534,233     $     (261,094)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Amortization of premium paid on
         purchase of deposits and assets                            13,601             13,601             11,334
      Provision for loan losses                                          -            205,000          1,974,126
      Provision for depreciation                                   210,122            270,395            239,802
      Deferred income taxes                                        217,000            250,000           (581,038)
      Gain on sale of equipment                                     (5,987)                 -             (1,981)
      Gain on sale of securities                                      (450)            (2,150)              (957)
      Accretion on  investment securities, net                      40,640             10,513             91,133
      (Increase) decrease in:
         Accrued interest receivable                              (150,508)          (124,383)            42,132
         Other assets                                              100,852            (27,985)           122,064
      Increase (decrease) in:
         Accrued interest payable                                      712            115,680               (143)
         Accrued taxes and other liabilities                       108,006            (59,806)           (14,573)
                                                            --------------     --------------     --------------

         Net cash provided by operating activities               1,234,529          1,185,098    $     1,620,805
                                                            --------------     --------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash acquired from Bank of Raleigh, net of cash
    paid for acquisition of deposits and assets                          -                  -          1,601,823
  Net (increase) decrease in federal funds sold                  5,400,000         (5,400,000)         3,750,000
  Purchases of available-for-sale securities                    (1,033,750)        (3,444,548)        (1,252,538)
  Purchases of held-to-maturity securities                     (14,776,469)        (3,270,703)        (3,213,635)
  Proceeds from maturities of held-to-maturity
     securities                                                  4,960,127          5,121,021          4,130,458
  Proceeds from sale of held-to-maturity
    securities                                                           -                  -            758,475
  Proceeds from sale of available-for-sale securities            2,000,000                  -            494,063
  Purchases of bank premises and equipment                        (438,361)          (169,692)          (354,820)
  Proceeds from sale of equipment                                    8,400                  -              6,000
  Net (increase) decrease in loans                                (530,765)         2,062,846         (1,744,029)
                                                            --------------     --------------     --------------

         Net cash provided by (used in)
            investing activities                                (4,410,818)        (5,101,076)         4,175,797
                                                            --------------     --------------     --------------

Continued........

                               SMITH COUNTY BANK
                      STATEMENTS OF CASH FLOWS - CONTINUED

                                                                          Years Ended December 31,
                                                                  1996               1995              1994
                                                            --------------     ---------------    --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                       2,292,591           7,134,551    $   (7,128,860)
  Cash dividends paid                                             (105,000)           (105,000)         (105,000)
  Net decrease in federal funds purchased                                -          (1,800,000)        1,800,000
                                                            --------------     ---------------    --------------

         Net cash provided by (used in)
            financing activities                                 2,187,591           5,229,551        (5,433,860)
                                                            --------------     ---------------    --------------

NET INCREASE (DECREASE) IN CASH
  AND DUE FROM BANKS                                              (988,698)          1,313,573           362,742

CASH AND DUE FROM BANKS, at beginning
  of year                                                        5,316,335           4,002,762         3,640,000
                                                            --------------     ---------------    --------------

CASH AND DUE FROM BANKS, at end
  of year                                                   $    4,327,637     $     5,316,335    $    4,002,742
                                                            ==============     ===============    ==============

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOWS INFORMATION-
    Cash paid during the year for:

      Interest                                              $    3,642,727     $     3,280,500    $    2,312,064
                                                            ==============     ===============    ==============

      Income taxes                                          $        9,000     $        84,000    $       78,200
                                                            ==============     ===============    ==============

SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
    Total increase (decrease) in unrealized gains
      (losses) on securities available for sale             $       27,207     $      (179,885)   $      134,237
                                                            ==============     ===============    ==============

    Transfer of loans foreclosed to other real estate       $       49,654     $             -    $       72,500
                                                            ==============     ===============    ==============

    Net deferred tax effect related to unrealized
      gains (losses) on securities                          $        9,251     $        61,160    $       45,640
                                                            ==============     ===============    ==============

Continued..........

                               SMITH COUNTY BANK
                      STATEMENTS OF CASH FLOWS - CONTINUED

                                                                          Years Ended December 31,
                                                                1996                1995               1994
                                                            --------------     --------------     ---------------
SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES- CONTINUED:
    Purchase of deposits and assets of the Bank
      of Raleigh:

    Fair value of assets acquired:
      Cash and due from banks                               $            -     $            -     $     2,171,823
      Federal funds sold                                                 -                  -           1,750,000
      Investment securities                                              -                  -          10,320,009
      Loans, net                                                         -                  -          19,658,009
      Bank premises and equipment                                        -                  -             466,417
      Accrued interest receivable                                        -                  -             388,095
      Other assets                                                       -                  -              99,071
                                                            --------------     --------------     ---------------

         Total fair value of assets acquired                             -                  -          34,853,424
                                                            --------------     --------------     ---------------

    Liabilities assumed:
      Deposits                                                           -                  -          34,256,589
      Accrued interest payable                                           -                  -             122,039
                                                            --------------     --------------     ---------------

         Total liabilities assumed                                       -                  -          34,378,628
                                                            --------------     --------------     ---------------

      Fair value of assets acquired in excess of
         liabilities assumed                                             -                  -             474,796
      Premium paid in excess of value acquired                           -                  -              95,204
                                                            --------------     --------------     ---------------

      Cash paid in acquisition of the Bank
         of Raleigh                                         $            -     $            -     $       570,000
                                                            ==============     ==============     ===============



See accompanying notes to the financial statements.

                               SMITH COUNTY BANK
                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         General

         Smith County Bank is engaged in the general banking business and activities closely related to banking as authorized by the Banking Laws of the State of Mississippi. The accounting and reporting policies of the Bank conform to generally accepted accounting principles and the general practices within the banking industry. Those policies which materially affect the determination of financial position, cash flows, and results of operations are presented below.

         Investment Securities

         Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold debt securities until maturity, they are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value.
         Securities held for indefinite periods of time include securities that management intends to use as part of its assets and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

         Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to stockholders' equity, net of applicable taxes. Realized gains and losses flow through the Bank's yearly operations.

         The Bank does not engage in trading account activities.





Continued..........
                                      A-12

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         Loans

         Loans are reported at the principal amount outstanding, net of unearned income and the allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by a method which approximates the interest method. Interest on other loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

         The Bank generally discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Any unpaid interest previously accrued on nonaccrual loans is reversed from income or charged to the allowance for loan losses. Interest income, generally, is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

         Loan origination costs are deferred and amortized as a yield adjustment over the life of the loans by a method which approximates the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

         Allowance for Loan Losses

         The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the loan is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, and current and anticipated economic conditions that may affect the borrowers' ability to pay.


Continued.........
                                      A-13

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         Allowance for Loan Losses - Continued

         Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs net of recoveries.

         Bank Premises and Equipment

         Bank premises and equipment owned are stated at cost, less accumulated depreciation. Depreciation is computed using both the straight-line and accelerated methods over the estimated useful lives of the property, generally 25 to 31 years on buildings and 5 to 10 years on equipment.

         Other Real Estate

         Real estate acquired by foreclosure is carried in other assets at the lower of the loan balance or fair market value of the property. Any resultant writedown at the time of foreclosure is charged to the allowance for loan losses. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

         Income Taxes

         Deferred income taxes are provided on the temporary differences resulting from the recognition of certain income and expense items for financial statement purposes in different time periods than for income tax purposes. These differences result primarily from the methods of recognition of expenses for depreciation, premium on purchased deposits and assets and provision for loan losses.

         Income Per Common Share

         Income per common share is calculated by dividing net income by the weighted average number of outstanding shares of the Bank's common stock during the year.




Continued.........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



NOTE A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         Cash and Cash Equivalents

         For the purposes of the cash flow statement, the Bank has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

         Reclassifications

         Certain prior period amounts have been reclassified to conform with current year presentation.

         Premium on Purchased Deposits and Assets

         The excess of the purchase price over the fair value of net assets acquired (goodwill) is being amortized by the straight-line method over seven years. The amortization expense for the years ended December 31, 1996, 1995 and 1994 was $13,601; $13,601 and $11,334;
         respectively.

         Advertising Costs

         The Bank's policy is to expense the cost of advertising the first time the advertising takes place. Advertising expense was $50,573; $30,035 and $64,096 at December 31, 1996, 1995 and 1994, respectively.

         Off-Balance-Sheet Financial Instruments

         In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements and commercial letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

         Recent Accounting Pronouncements

         The Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which becomes effective for transfers and servicing of


Continued........
                                      A-15

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



NOTE A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         Recent Accounting Pronouncements - Continued:

         financial assets and extinguishments of liabilities occurring after December 31, 1996. The standards are based on the constant application of the "financial-components approach," which recognizes that financial assets and liabilities can be divided into various components. Under that approach, an entity recognizes all financial assets and servicing it controls and liabilities it has incurred and would derecognize financial assets when control has been surrendered and liabilities when extinguished. The effect of the implementation of this standard is not expected to be material. The Financial Accounting Standards Board subsequently issued Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers, for one year, certain provisions contained in Statement No. 125.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B.  INVESTMENT SECURITIES

         The amortized cost and fair value of investment securities held-to-maturity at December 31, 1996 were:

                                                             Gross          Gross
                                           Amortized      Unrealized     Unrealized
                                              Cost           Gains          Losses        Fair Value
                                         -------------    -----------    -----------     ------------
        U. S. Treasury                    $  8,506,744      $  70,685     $  (38,276)    $  8,539,153
        U. S. Government Agencies           20,874,768         34,233       (182,101)      20,726,900
        Obligations of states and
          political subdivisions             5,803,773        109,681        (33,587)       5,879,867
                                          ------------      ---------     ----------     ------------
                                          $ 35,185,285      $ 214,599     $ (253,964)    $ 35,145,920
                                          ============      =========     ==========     ============

Continued..........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE B.  INVESTMENT SECURITIES

         The amortized cost and fair value of investment securities held-to-maturity at December 31, 1995 were:

                                                            Gross          Gross
                                            Amortized    Unrealized     Unrealized
                                               Cost        Gains           Losses         Fair Value
                                          ------------   ----------     -----------      ------------
         U. S. Treasury                    $ 9,281,572   $  148,791     $  (19,575)      $   9,410,788
         U. S. Government Agencies           9,387,668       70,343        (43,081)          9,414,930
         Obligations of states and
           political subdivisions            6,761,122      185,413        (39,897)          6,906,638
                                           -----------   ----------     ----------        ------------

                                           $25,430,362   $  404,547     $ (102,553)       $ 25,732,356
                                           ===========   ==========     ==========        ============

         The amortized cost and fair value of investment securities available-for-sale at December 31, 1996 were:

                                                            Gross          Gross
                                            Amortized    Unrealized     Unrealized
                                               Cost        Gains           Losses         Fair Value
                                          ------------   ----------     -----------      ------------
         U. S. Treasury                   $  2,528,184    $  1,083      $  (27,387)      $ 2,501,880
         U. S. Government Agencies           3,224,343      90,530               -         3,314,873
         Other                               1,000,005           -        (104,588)          895,417
                                          ------------    --------      ----------       -----------

                                          $  6,752,532    $ 91,613      $ (131,975)      $ 6,712,170
                                          ============    ========      ==========       ===========

         The amortized cost and fair value of investment securities available-for-sale at December 31, 1995 were:

                                                            Gross          Gross
                                            Amortized    Unrealized     Unrealized
                                               Cost        Gains           Losses         Fair Value
                                          ------------   ----------     -----------      ------------
         U. S. Treasury                   $  2,491,334     $ 14,472      $       -        $ 2,505,806
         U. S. Government Agencies           4,206,216       41,777           (634)         4,247,359
         Other                               1,000,005            -        (68,770)           931,235
                                          ------------     --------      ---------        -----------

                                          $  7,697,555     $ 56,249      $ (69,404)       $ 7,684,400
                                          ============     ========      =========        ===========




Continued..........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



NOTE B.  INVESTMENT SECURITIES - CONTINUED

         During the years ended 1996, 1995 and 1994, the Bank had gross realized gains of $450; $2,150 and $957, respectively, resulting from securities held to maturity that were called.

         Investment securities with amortized costs aggregating $15,816,827 at December 31, 1996, and $14,495,428 at December 31, 1995, were pledged to secure public and other deposits and for other purposes as required by law. Their corresponding market values were $15,987,685 and $14,623,560, respectively.

         The amortized cost and fair values of investment securities available-for-sale and held-to-maturity at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage backed securities are included in the table based on contractual maturity.

                                                  Securities                         Securities
                                               Held-to-Maturity                  Available-for-Sale
                                           --------------------------        ---------------------------
                                           Amortized             Fair        Amortized             Fair
                                              Cost              Value          Cost                Value
                                           ----------          ------        ---------             -----
         Due in one year or less          $  5,053,447     $  5,134,557     $         -       $         -

         Due after one year but less
           than five years                  21,382,693       21,437,060       4,498,626         4,488,064

         Due after five years but
           less than ten years               8,696,182        8,520,282               -                 -

         Due after ten years                    52,963           54,021       1,253,901         1,328,689

         Other securities                            -                -       1,000,005           895,417
                                          ------------     ------------     -----------       -----------

             Total securities             $ 35,185,285     $ 35,145,920     $ 6,752,532       $ 6,712,170
                                          ============     ============     ===========       ===========


Continued.........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE C.  LOANS

         At December 31, 1996 and 1995, the loan portfolio was composed of the following types of loans:

                                                                       1996               1995
                                                                   ------------       ------------
         Commercial, industrial and agricultural                   $  5,041,293       $  7,503,297

         Non residential real estate                                  9,557,787          8,804,216

         Residential real estate                                     17,038,928         14,344,720

         Consumer                                                    13,680,222         14,348,165

         All other loans                                                442,514            351,147
                                                                   ------------       ------------

                                                                   $ 45,760,744       $ 45,351,545
                                                                   ============       =============

         Final loan maturities and rate sensitivity of the loan portfolio before unearned income at December 31, 1996 are as follows (in thousands):

                                             Within One     One -  Five       After Five
                                                Year           Years             Years            Total
                                             ---------      -----------      -----------     ------------
         Commercial and industrial           $     837      $       823      $       346     $      2,006

         Agricultural                              938            1,741              356            3,035

         Non residential real estate             1,434            1,970            6,154            9,558

         Residential real estate                   825            4,942           11,272           17,039

         Consumer                                3,501            9,887              292           13,680

         All other loans                            62              358               23              443
                                             ----------     -----------      -----------     ------------

                                             $   7,597      $    19,721      $    18,443     $     45,761
                                             ==========     ===========      ===========     ============





Continued.........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



NOTE C.  LOANS - CONTINUED

                                             Within One       One -  Five      After Five
                                                Year             Years            Years            Total
                                             ---------        -----------      ----------       ---------
         Loans at fixed interest rates                                                          $  26,629
                                                                                                =========

         Loans at variable interest rates                                                       $  18,738
                                                                                                =========

         Nonaccruing loans                                                                      $     276
                                                                                                =========

         Capitalized loan cost                                                                  $     118
                                                                                                =========


         In the ordinary course of business, the Bank makes loans to its executive officers, principal stockholders, directors and to companies in which these borrowers are principal owners amounted to $168,914 and $113,958 at December 31, 1996 and 1995, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than a normal risk of collectibility or present other unfavorable features.

         An analysis of activity with respect to related party loans was as follows:

                                                             1996               1995
                                                          ---------          ----------
         Beginning balance                                $ 113,958          $  238,021
         New Loans                                          152,484              57,606
         Repayments                                         (97,528)           (181,669)
                                                          ---------          ----------

         Ending balance                                   $ 168,914          $  113,958
                                                          =========          ==========

         Unamortized loan fees at 1996 and 1995 were $117,745 and $116,573, respectively.





Continued.........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE D.  ALLOWANCE FOR LOAN LOSSES

         An analysis of the changes of the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994, is as follows:

                                                           1996                1995               1994
                                                      --------------     ---------------    ---------------
         Balance, at beginning of year                $    1,048,395     $       902,456    $       504,000

         Provision charged to expense                              -             205,000          1,974,126

         Loans charged off, net of recoveries:
           Charge-offs                                      (278,333)           (582,101)         1,670,832
           Recoveries                                        440,338             523,040            (95,162)
                                                      --------------     ---------------    ---------------

             Net (charge-offs) recoveries                    162,005             (59,061)         1,575,670
                                                      --------------     ---------------    ---------------

         Balance, at end of year                      $    1,210,400     $     1,048,395    $       902,456
                                                      ==============     ===============    ===============


NOTE E.  BANK PREMISES AND EQUIPMENT

         An analysis of bank premises and equipment at December 31, 1996 and 1995, is as follows:

                                                                               1996               1995
                                                                         ---------------    ---------------
         Building and improvements                                       $     2,099,021    $     2,099,021
         Equipment                                                             1,536,924          1,444,359
         Land                                                                    247,524            135,316
         Construction in progress                                                212,641                  -
                                                                         ---------------    ---------------
                                                                               4,096,110          3,678,696
         Less accumulated depreciation                                         2,033,463          1,841,875
                                                                         ---------------    ---------------
                                                                         $     2,062,647    $     1,836,821
                                                                         ===============    ===============



Continued.........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE E.  BANK PREMISES AND EQUIPMENT - CONTINUED

         Depreciation expense charged to operations during the years ended December 31, 1996, 1995 and 1994 totaled $210,122; $270,395 and
         $239,802; respectively.

NOTE F.  TIME DEPOSITS

         Included in time deposits are certificates of deposit issued in amounts of $100,000 or more. These certificates totaled $7,754,102 and $8,475,102 at December 31, 1996 and 1995, respectively.

         At December 31, 1996, the maturities of certificates of deposit in excess of $100,000 are as follows:

             3 month or less                                         $     1,657,000
             3 - 12 months                                                 1,785,000
             Over 12 months                                                4,312,102
                                                                     ---------------

                                                                     $     7,754,102
                                                                     ===============

         At December 31, 1996, scheduled maturities of time deposits are as follows:

                                    1997                            $      28,418,438
                                    1998                                    6,651,699
                                    1999                                    5,259,174
                                    2000                                    5,491,419
                                    2001                                    1,337,199
                                                                    -----------------

                                                                    $      47,157,929
                                                                    =================





Continued..........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE G.  INCOME TAXES

         The provision for federal income taxes consisted of the following:

                                                           1996               1995               1994
                                                      --------------     ---------------    --------------
         Current                                      $      119,000     $             -    $            -
         Deferred                                              5,895              (3,048)         (581,038)
         Tax benefit of net operating loss
           carryforward                                      211,105             253,048                 -
                                                       --------------     ---------------    --------------
           Total                                      $      336,000     $       250,000    $     (581,038)
                                                      ==============     ===============    ==============

         The differences between the applicable income taxes shown in the statements of income and the amounts computed by applying the statutory federal income tax rate to income before income taxes are as follows:

                                                           1996                1995              1994
                                                      --------------     ---------------    --------------
         Federal income tax computed
           on income before income taxes              $      352,424     $       266,639    $     (286,325)
         Decrease in tax due to
           tax-exempt income, net                            (70,349)            (81,091)          (97,979)
         Other changes, net                                   53,925              64,452          (196,734)
                                                      --------------     ---------------    --------------

         Applicable income taxes                      $      336,000     $       250,000    $     (581,038)
                                                      ==============     ===============    ==============

         Prepaid federal income taxes of $-0- in 1996 and $84,000 in 1995 are included in other assets. Income taxes payable of $123,994 in 1996 are included in accrued taxes and other liabilities.

         Deferred income taxes includes deferred tax assets of $531,476 in 1996 and $625,195 in 1995, net of allowance of $287,350 and $267,260, respectively, and deferred tax liabilities of $104,565 in 1996 and $10,625 in 1995.

         At December 31, 1996, the Bank had unused net operating loss carryforwards of $5,747,035 to apply against future state taxable income expiring as follows:

Continued.........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



NOTE G.  INCOME TAXES - CONTINUED

                                                                     State
       Available                                                 Net Operating
   Through December 31                                                Loss
   -------------------                                          ---------------
         2007                                                   $       751,741
         2008                                                           666,300
         2009                                                         2,393,125
         2010                                                           704,200
         2011                                                         1,231,669
                                                                ---------------

                                                                $     5,747,035
                                                                ===============


NOTE H.  PROFIT SHARING PLAN

         The Bank maintains a non-contributory employee profit sharing plan that is available for all employees who have completed one (1) year of service. Contributions to the plan are determined by the Board of Directors. Contributions totaled $100,000; $100,000 and $50,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE I.  REGULATORY MATTERS

         The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


Continued.........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE I.  REGULATORY MATTERS - CONTINUED

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined).

         As of December 31, 1996, the most recent notification from the FDIC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.


                                                                                For Capital
                                                  Actual                     Adequacy Purposes
                                   ------------------------------     ----------------------------------
                                      Amount            Ratio           Amount                 Ratio
                                   -----------      -------------     ------------        --------------
As of December 31, 1996
  Total Capital
  (to Risk-Weighted Assets)        $ 8,508,239             17.28%     $ 3,938,399     > or equal to  8.0%
Tier I Capital
  (to Risk-Weighted Assets)        $ 8,392,415             17.04%     $ 1,969,200     > or equal to  4.0%
Tier I Capital
  (to Average Assets)              $ 8,392,415              9.50%     $ 3,708,787     > or equal to  4.0%

As of December 31, 1995
  Total Capital
  (to Risk-Weighted Assets)        $ 7,930,656             15.99%     $ 3,965,406     > or equal to  8.0%
Tier I Capital
  (to Risk-Weighted Assets)        $ 7,360,647             14.85%     $ 1,982,703     > or equal to  4.0%
Tier I Capital
  (to Average Assets)              $ 7,630,647              8.65%     $ 3,530,442     > or equal to  4.0%

                                              To be Well
                                           Capitalized Under
                                           Prompt Corrective
                                           Action Provisions
                                   -----------------------------------
                                      Amount                Ratio
                                   ------------         --------------
As of December 31, 1996
  Total Capital
  (to Risk-Weighted Assets)        $ 4,922,999      > or equal to 10.0%
Tier I Capital
  (to Risk-Weighted Assets)        $ 2,953,799      > or equal to  6.0%
Tier I Capital
  (to Average Assets)              $ 4,635,983      > or equal to  5.0%

As of December 31, 1995
  Total Capital
  (to Risk-Weighted Assets)        $ 4,956,757      > or equal to 10.0%
Tier I Capital
  (to Risk-Weighted Assets)        $ 2,974,054      > or equal to  6.0%
Tier I Capital
  (to Average Assets)              $ 4,413,052      > or equal to  5.0%

         The Bank is restricted by banking regulatory agencies in making dividend payments above prescribed limits. The Bank is required to obtain approval from the State Banking Regulators prior to the payment of any dividend.

         The Bank is required to maintain certain reserves at the Federal Reserve Bank. This requirement was $100,000 at December 31, 1996 and $100,000 at December 31, 1995. The Bank was in compliance with these requirements.


Continued.........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



NOTE J.  COMMITMENTS AND CONTINGENCIES

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

         The Bank's maximum exposure to credit loss is represented by the contractual amount of the commitments to extend credit and letters of credit as follows:

                                                                            December 31,
                                                                     1996                 1995
                                                                ---------------       ------------
Commitments to extend credit                                    $     1,083,032       $  1,304,722
Standby letters of credit                                       $       184,000       $    248,000

Continued.........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE J.  COMMITMENTS AND CONTINGENCIES - CONTINUED

         The Bank is involved in certain litigation incurred in the normal course of business. In the opinion of management and legal counsel, liabilities arising from such claims, if any, would not have a material effect upon the Bank's financial statements.


NOTE K.  CONCENTRATION OF CREDIT RISK

         The Bank provides deposit and loan products and other financial services to consumer and corporate customers located principally in Smith County. Securities and short-term investment activities are conducted with a diverse group of domestic governments, corporations and depository and other financial institutions. The Bank evaluates the counterparty's creditworthiness and the need for collateral on a case by case basis. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers.


NOTE L.  FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is possible to estimate that value:

         Cash and Due from Banks

         For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Investment Securities

         Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.




Continued.........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



NOTE L.  FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

         Loans

         The fair value of loans are estimated for portfolios of loans with similar financial characteristics. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts.

         The fair value of other types of loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Deposits

         The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analysis, with interest rates currently offered for deposits of similar remaining maturities.

         Loan Commitments and Standby Letters of Credit

         There is no material difference between the contractual amount and the estimated fair value of loan commitments which are generally priced at market at the time of funding. In addition, fees collected from loan commitments are considered to be immaterial. The fair value of letters of credit would approximate the contractual value since the fees currently collected on these instruments would be deemed immaterial.

         Federal Funds Purchased and Sold

         The carrying amount is a reasonable estimate of fair value.





Continued..........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



NOTE L.        FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

         The estimated fair values of the Bank's financial instruments are as follows:

                                                                       1996
                                                         ----------------------------------
                                                             Carrying            Fair
                                                              Amount             Value
                                                         ---------------    ---------------
Financial assets:
  Cash and due from banks                                $     4,327,637    $     4,327,637
  Investment securities:
    Held-to-maturity                                     $    35,185,285    $    35,145,920
    Available-for-sale                                   $     6,712,170    $     6,712,170
  Loans, net of allowance                                $    44,550,344    $    44,850,986

Financial liabilities-
  Deposits                                               $    85,081,288    $    85,254,055

Other:
  Commitments to extend credit                           $             -    $     1,083,032
  Standby letters of credit                              $             -    $       184,000

                                                                       1995
                                                         ----------------------------------
                                                             Carrying            Fair
                                                              Amount             Value
                                                         ---------------    ---------------

Financial assets:
  Cash and due from banks                                $     5,316,335    $     5,316,335
  Federal funds sold                                     $     5,400,000    $     5,400,000
  Investment securities:
    Held-to-maturity                                     $    25,430,362    $    25,732,356
    Available-for-sale                                   $     7,684,400    $     7,684,400
  Loans, net of allowance                                $    44,483,150    $    44,277,920

Financial liabilities-
  Deposits                                               $    82,788,697    $    82,612,536

Other:
  Commitments to extend credit                           $             -    $     1,304,722
  Standby letters of credit                              $             -    $       248,000

Continued..........

                               SMITH COUNTY BANK
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



NOTE M.  PRIOR PERIOD ADJUSTMENT

         Adjustments have been made to certain prior period balances to comply with Internal Revenue Service Adjustments made during a recent tax examination. These adjustments are largely reflected in the loans, bank premises and equipment, depreciation expense, and income tax expense as noted below:

         Capitalized loan fees                                $  104,672

         Capitalized bank premises and equipment,
           net of depreciation                                   114,203

         Taxes related to IRS adjustment                         (78,244)
                                                              ----------

         Net increase in undivided profits                    $  140,631
                                                              ==========


NOTE N.  SUBSEQUENT EVENT

         Pursuant to a Merger Agreement dated September 9, 1997 Smith County Bank will be merged with and into Trustmark Bank, under the charter of Trustmark Bank. The effective date of the merger is scheduled to occur within the first quarter of 1998.

To the Board of Directors
Smith County Bank
Taylorsville, Mississippi


We have compiled the accompanying balance sheet of Smith County Bank as of June 30, 1997 and the related statements of income for the three month and six month period ended June 30, 1997 and 1996 and cash flows for the six month period ended June 30, 1997 and 1996, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures and the statements of cash flows for the three months period ended June 30, 1997 and 1996 required by generally accepted accounting principles. If the omitted disclosures and statement of cash flows for the three month period ended June 30, 1997 and 1996, were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.


/s/ MAY & COMPANY
--------------------------
    MAY & COMPANY


Jackson, Mississippi
September 22, 1997

                               SMITH COUNTY BANK
                                BALANCE SHEET
                                 JUNE 30, 1997


                                     ASSETS

Cash and due from banks                                        $  7,802,415

Federal funds sold                                                  600,000

Investment securities:
     Held-to-maturity                                            33,501,021
     Available-for-sale                                           6,223,000


Loans:
     Less:   Allowance for loan losses                           46,529,493
             Unearned income                                     (1,240,719)
                                                                    (97,328)
                                                               ------------
                  Net loans                                      45,191,446
                                                               ------------

Bank premises and equipment, net                                  2,147,555

Accrued interest receivable                                       1,063,217

Deferred income taxes                                               140,011

Other assets                                                        219,947
                                                               ------------




                  Total assets                                 $ 96,888,612
                                                               ============






See accompanying note and accountant's report.

                      LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES:
     Deposits:
        Interest bearing:
            Demand                                             $  11,177,356
            NOW accounts                                          10,877,159
            Savings deposits                                       6,558,588
            Time                                                  47,904,601
                                                               -------------

               Total interest-bearing                             76,517,704

        Noninterest-bearing                                       10,793,037
                                                               -------------

               Total deposits                                     87,310,741

     Accrued interest payable                                        424,664
     Accrued taxes and other liabilities                             193,503
                                                               -------------

               Total liabilities                                  87,928,908
                                                               -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
     Common stock, $15 par value, 15,000 shares
        authorized, issued and outstanding                           225,000
     Capital surplus                                               8,100,000
     Retained earnings                                               662,217
                                                               -------------
                                                                   8,987,217
     Less:   Net unrealized loss on securities available
              for sale                                               (27,513)
                                                               -------------

               Total stockholders' equity                          8,959,704
                                                               -------------

               Total liabilities and stockholders' equity      $  96,888,612
                                                               =============

                                SMITH COUNTY BANK
                              STATEMENTS OF INCOME


                                               Three Months Ended             Six Months Ended
                                                     June 30,                     June 30,
                                               1997           1996           1997          1996
                                            ----------     ----------     ----------    -----------

INTEREST INCOME:
    Interest and fees on loans              $1,053,932     $1,068,900     $2,101,869     $2,168,857
    Interest on investment securities:
      Taxable interest income                  603,646        550,411      1,193,628      1,005,421
      Exempt from federal income taxes          52,879         59,095        105,887        120,622
    Interest on federal funds sold              22,520         77,182         43,399        174,846
                                            ----------     ----------     ----------     ----------

       Total interest income                 1,732,977      1,755,588      3,444,783      3,469,746
                                            ----------     ----------     ----------     ----------


INTEREST EXPENSE:
    Interest on demand deposits                186,740        234,653        366,174        455,453
    Interest on savings deposits                44,982         45,077         89,392         89,612
    Interest on time deposits                  680,792        638,130      1,344,715      1,282,026
                                            ----------     ----------     ----------     ----------

       Total interest expense                  912,514        917,860      1,800,281      1,827,091
                                            ----------     ----------     ----------     ----------


       NET INTEREST INCOME                     820,463        837,728      1,644,502      1,642,655
                                            ----------     ----------     ----------     ----------

Provision for loan losses                       30,000         60,000         60,000        120,000
                                            ----------     ----------     ----------     ----------


       NET INTEREST INCOME
          AFTER PROVISION FOR
          LOAN LOSSES                          790,463        777,728      1,584,502      1,522,655
                                            ----------     ----------     ----------     ----------


NONINTEREST INCOME:
    Service charges on deposit accounts        142,359        138,001        276,711        271,862
    Credit life and other insurance
      commission                                28,663         18,081         52,716         36,691
    Safe deposit box rentals                     3,902          4,266          8,200          8,734
    Other                                       18,120         15,996         23,779         27,010
                                            ----------     ----------     ----------     ----------

      Total noninterest income                 193,044        176,344        361,406        344,297
                                            ----------     ----------     ----------     ----------




Continued..........

                                SMITH COUNTY BANK
                        STATEMENTS OF INCOME - CONTINUED




                                           Three Months Ended            Six Months Ended
                                                June 30,                      June 30,
                                          1997           1996           1997           1996
                                       ----------     ----------     ----------     ----------

NONINTEREST EXPENSES:
    Salaries and employee benefits        367,775        365,673        731,399        723,286
    Occupancy expense                      60,694         59,789        125,973        135,185
    Equipment expenses                     79,063         84,009        161,074        166,236
    Service and professional fees          22,584         43,186         62,722         83,505
    Stationery and supplies                39,784         37,530         92,087         93,602
    FDIC assessment                         2,700            500          4,939          1,000
    Amortization of goodwill                3,400          3,400          6,800          6,800
    Other                                  58,249         93,379        149,574        167,549
                                       ----------     ----------     ----------     ----------

      Total noninterest expenses          634,249        687,466      1,334,568      1,377,163
                                       ----------     ----------     ----------     ----------

INCOME BEFORE INCOME TAXES                349,258        266,606        611,340        489,789

INCOME TAXES                               99,000         60,000        159,000        120,000
                                       ----------     ----------     ----------     ----------

NET INCOME                             $  250,258     $  206,606     $  452,340     $  369,789
                                       ==========     ==========     ==========     ==========


NET INCOME PER SHARE                   $    16.68     $    13.77     $    30.16     $    24.65
                                       ==========     ==========     ==========     ==========

WEIGHTED AVERAGE
    SHARES OUTSTANDING                     15,000         15,000         15,000         15,000
                                       ==========     ==========     ==========     ==========












See accompanying note and accountant's report.

                                SMITH COUNTY BANK
                            STATEMENTS OF CASH FLOWS




                                                                                 Six Months Ended
                                                                                      June 30,
                                                                               1997              1996
                                                                          ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                           $    452,340      $    369,789
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Amortization of premium paid on
               purchase of deposits and assets                                   6,800             6,800
           Provision for loan losses                                            60,000           120,000
           Provision for depreciation                                          127,800           127,800
           Gain on sale of equipment                                            (9,462)             --
           Gain on sale of securities                                             --                (450)
           Accretion on investment securities, net                              10,064            16,682
           (Increase) decrease in:
               Accrued interest receivable                                      69,141          (194,816)
               Other assets                                                     47,907            59,456
           Increase (decrease) in:
               Accrued interest payable                                          8,443           (21,868)
               Accrued taxes and other liabilities                              (9,872)          110,172
                                                                          ------------      ------------

                  Net cash provided by operating activities                    763,161           593,565
                                                                          ------------      ------------


CASH FLOWS FROM INVESTING ACTIVITIES:
     Net (increase) decrease in federal funds sold                            (600,000)        3,400,000
     Purchases of available-for-sale securities                               (500,000)       (1,033,750)
     Purchases of held-to-maturity securities                               (2,550,000)      (11,980,469)
     Proceeds from maturities of held-to-maturity securities                 4,212,046         1,778,866
     Proceeds from sale of available-for-sale securities                     1,000,000         2,000,000
     Purchases of bank premises and equipment                                 (232,727)         (156,050)
     Proceeds from sale of equipment                                            29,481              --
     Net (increase) decrease in loans                                         (876,636)          558,908
                                                                          ------------      ------------

                  Net cash provided by (used in) investing activities          482,164        (5,432,495)
                                                                          ------------      ------------


Continued..........

                                SMITH COUNTY BANK
                       STATEMENTS OF CASH FLOWS- CONTINUED



                                                                    Six Months Ended
                                                                         June 30,
                                                                   1997           1996
                                                               -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES-
     Net increase in deposits                                    2,229,453       3,808,926
                                                               -----------     -----------


NET INCREASE (DECREASE) IN CASH
     AND DUE FROM BANKS                                          3,474,778      (1,030,004)


CASH AND DUE FROM BANKS,
     at beginning of period                                      4,327,637       5,316,335
                                                               -----------     -----------


CASH AND DUE FROM BANKS,
     at end of period                                          $ 7,802,415     $ 4,286,331
                                                               ===========     ===========


SUPPLEMENTAL DISCLOSURE OF
     CASH FLOWS INFORMATION-
        Cash paid during the year for:
           Interest                                            $ 1,791,837     $ 1,848,959
                                                               ===========     ===========

           Income taxes                                        $    39,750     $     3,000
                                                               ===========     ===========


SCHEDULE OF NONCASH INVESTING
     AND FINANCING ACTIVITIES:
        Total increase (decrease) in unrealized
           gains (losses) on securities available for sale     $     1,324     $    99,179
                                                               ===========     ===========

        Net deferred tax effect related to unrealized
           gains (losses) on securities                        $       450     $    33,720
                                                               ===========     ===========


See accompanying note and accountant's report.

                                SMITH COUNTY BANK
                      SELECTED INFORMATION - SUBSTANTIALLY
                             ALL DISCLOSURES OMITTED
                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996




NOTE A.   BASIS OF PRESENTATION

          The unaudited interim financial statements of Smith County Bank have been prepared in accordance with generally accepted accounting principles. Smith County Bank's significant accounting policies are set forth in the annual financial statements for the year ended December 31, 1996.

          In the opinion of management, the unaudited financial statements reflect all adjustment (all of which are normal and recurring in nature) necessary for a fair presentation of the financial position, results of operations, and cash flows of Smith County Bank. The results of operations for the interim periods are not necessarily indicative of results to be expected for the full year.

          The interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1996, and the notes related thereto.

                                   ANNEX B

September 26, 1997


Trustmark Corporation
P.O. Box 291
Jackson, MS 39205-0291

Gentlemen:

We understand that Smith County Bank ("Smith"), Trustmark Corp. ("Trustmark") and Trustmark National Bank ("Trustmark Bank") have entered into a Merger Agreement, dated as of September 9, 1997 (the "Agreement") which provides, among other things, for the merger of Smith with and into Trustmark Bank (the "Merger"). Pursuant to the Merger, each issued and outstanding share of Smith common stock, par value $15.00 per share (the "Smith Common Stock"), excluding shares held by Trustmark (other than shares held in a fiduciary capacity) or in the treasury of Smith, shall cease to be outstanding and shall be converted into and exchanged for either cash or shares of Trustmark no par value common stock as more fully described in section 2 of the Agreement.

You have asked our opinion as to whether the purchase price is fair, from a financial point of view, to the stockholders of Trustmark.

Chaffe & Associates, Inc. ("Chaffe"), through its experience in the securities industry, investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for estate, corporate and other purposes, states that it is competent to provide an opinion as to the fairness of the purchase price contemplated herein. Nether Chaffe nor any of its officers or employees has an interest in Smith's or Trustmark's Common Stock. The fee received for the preparation and delivery of this opinion is not dependent or contingent upon any transaction.

In connection with rendering its opinion, Chaffe, among other things: (i) reviewed the Agreement; (ii) reviewed and analyzed certain publicly-available financial statements and other information of Smith and Trustmark, respectively; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning Smith, prepared by the management of Smith, including financial projections; (iv) directed such questions as it deemed necessary to the President and Chief Executive Officer of Smith, and the management of Trustmark, respectively; (v) compared the financial performance of Smith with that of certain comparable publicly-traded companies and their securities; (vi) reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally, which Chaffe deemed generally comparable to the Merger;
(vii) considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premium and capitalization of earnings; and (viii) performed such other studies and analyses as we deemed appropriate to this opinion.

In its review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information, and all other information reviewed by it for purposes of its opinions. Chaffe did not make or obtain an independent review of Smith's or Trustmark's assets or liabilities, nor was Chaffe furnished with any such appraisals. Chaffe relied solely on Smith and Trustmark for information as to the adequacy of their respective loan loss reserves and values of other real estate owned. With respect to Smith's projected financial results, Chaffe has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgements of the management of Smith of future financial performances of Smith. This opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date hereof. Chaffe expressed no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value to be received by the shareholders of Smith Common Stock.

Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion on the date hereof that the purchase price is fair, from a financial point of view, to the holders of Trustmark common stock.

Very truly yours,

CHAFFE & ASSOCIATES, INC.

                                   ANNEX C

                                   ANNEX D

                                MERGER AGREEMENT


         This Merger Agreement ("Agreement") is executed the _____ day of September, 1997, between and among TRUSTMARK CORPORATION, a Mississippi corporation ("Trustmark"), TRUSTMARK NATIONAL BANK, a national banking association ("Trustmark Bank") (Trustmark and Trustmark Bank hereinafter sometimes collectively referred to as "Buyers") and Smith County Bank, a Mississippi state-chartered banking institution ("Bank").

         The parties desire to merge Bank with Trustmark Bank, with Trustmark Bank as the surviving association;

         NOW, THEREFORE, for the consideration and mutual covenants and conditions contained in this Agreement, Buyers and Bank do hereby agree as follows:

         1.      THE MERGER.

                 Pursuant to this Agreement and the Plan and Agreement of Merger in the form attached as Exhibit "A", Bank shall be merged with and into Trustmark Bank (the "Merger"). As a result of and as part of the Merger, on the effective date of the Merger ("Effective Time of the Merger") each of the issued and outstanding shares of the common stock of Smith County Bank shall be converted into Trustmark common shares on the basis described in Section 2 herein.

                 As a consequence of the Merger, all assets of Bank, as they exist at the Effective Time of the Merger, shall pass to and vest in Trustmark Bank without any conveyance or other transfer, and Trustmark Bank shall be responsible for all of the liabilities of every kind and description of Bank as of the Effective Time of the Merger.

         2.      CONVERSION OF BANK COMMON STOCK.

                 2.1 Conversion of Shares. Subject to Sections 2.2, 2.3, and 2.4 of this Agreement, as of the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of holders of any Bank shares, each outstanding share of the Bank shall be converted into a number of shares of Trustmark common stock equal to the "Exchange Ratio". The "Exchange Ratio" shall be equal to the quotient of $1,000.00 divided by the average closing bid/asked market price ("Average Trustmark Price")(computed on the basis of the last trade of the day) of Trustmark shares as reported in the National Association of Securities' Dealers Automated Quotation System for National Market Issues for the fifteen consecutive trading days preceding the third (3rd) calendar day prior to the date of the Bank's special shareholders' meeting (the "Meeting Date").

                 2.2 Bank Shares Held by Trustmark and Treasury Shares. Any Bank common shares held by Trustmark, whether outright or under option, (excluding shares held in a fiduciary capacity) or in the treasury of Bank at the Effective Time of the Merger shall not be converted but shall be canceled and retired, and no cash, stock, or other property shall be issuable with respect thereto.

                 2.3 Fractional Shares. No fractional Trustmark common shares shall be issued upon the surrender for exchange of certificates representing Bank common shares. In lieu of any such fractional share, each holder of Bank common shares who would otherwise be entitled to a fractional share of Trustmark common stock will be paid cash upon surrender of all the stock certificates representing Bank common shares held by such holder in the amount equal to the product of such fraction multiplied by the Average Trustmark Price.

                 2.4     Calculations and Adjustments.   If, between the date
of this Agreement and the Effective Time of the Merger, Trustmark shares shall be changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split or stock dividend with a record date within said period, the number of Trustmark common shares to be issued and delivered upon the Merger as provided in this Agreement shall be appropriately and proportionately adjusted so that the number of such shares that will be issued and delivered as a result of the Merger will equal the number of Trustmark common shares that holders of shares of Bank common stock would have received had the record date for such reclassification, recapitalization, stock split or stock dividend been immediately following the Effective Time of the Merger.

                 If the Average Trustmark Price is less than $27.00 or greater than $30.25 per share and the Merger is approved by the Bank's shareholders on the Meeting Date, the following provisions shall apply:

                 (a) Buyers and Bank shall promptly meet to consider the implications of the Average Trustmark Price on the proposed transaction;

                 (b) The Boards of Directors of Trustmark and Bank shall be fully authorized, under the circumstances and in the best interests of each organization, to renegotiate the Exchange Ratio for the number of shares of Trustmark stock in to which each Bank common share shall be converted;

                 (c) If Trustmark and Bank are unable to negotiate a mutually acceptable exchange ratio for the number of shares of Trustmark stock in to which each Bank common share shall be converted, either Trustmark or Bank may terminate this Agreement upon written notice delivered personally to the other party on or before ten (10) days prior to the Closing Date.

                 (d) In the event that either party exercises its right of termination under and in accordance with the above provisions of this Section 2.4, the terminating party shall reimburse and pay to the other party all of the non-terminating party's reasonable expenses, including but not limited to, attorneys' fees which such party shall have incurred under this Agreement and in pursuance of the transaction covered by this Agreement.

                 2.5     Distribution of Trustmark Stock.   As soon as
practical after the Effective Time of the Merger, notice will be given to all shareholders of Bank as of the Effective Date of the Merger, of the procedure for surrendering and exchanging their share certificates representing Bank common shares for share certificates representing Trustmark shares. The notice will include instructions with respect to the surrender of certificates representing the Bank common shares and the distribution of Trustmark shares in exchange therefor and a letter of transmittal for use in surrendering Bank common share certificates.

                 2.6 Rights Prior to Exchange. Until a former Bank common shareholder has surrendered the certificates representing his Bank common shares or provided indemnity as permitted in Section 2.7, such former Bank common shareholder shall not be entitled to receive cash or certificates representing the Trustmark shares to which such shareholder is entitled by virtue of the Merger and no dividend or other distribution with respect of Trustmark shares will be paid to such persons; provided, however, that when such certificates shall have been surrendered or indemnity provided, there shall be paid to such persons, without interest, all dividends and other distributions payable in respect of a record date after the Effective Time of the Merger on the Trustmark shares for which such Bank common shares shall have been exchanged.

                 2.7 Lost or Destroyed Certificates. Any person whose certificates representing shares of Bank common stock shall have been lost or destroyed may nevertheless obtain the shares of Trustmark or any cash to which such Bank shareholder is entitled as a result of the Merger if such Bank shareholder provides Trustmark with the statement certifying such loss or destruction and an indemnity satisfactory to Trustmark sufficient to indemnify Trustmark against any loss or expense that may occur as a result of such lost or destroyed certificate being thereafter presented to Trustmark for exchange.

         3.      REPRESENTATION AND WARRANTIES OF BANK.

                 Bank makes the following representations and warranties, each of which is being relied upon by Buyers, which representations and warranties shall, individually and in the aggregate, be true in all material respects upon the date of this Agreement and on the Closing Date and shall survive the Closing Date and the Merger:

                 3.1 Organization. Bank is a state-chartered banking institution duly organized, validly existing and in good standing under the laws of the State of Mississippi and has full corporate power to carry on its business as now being conducted and to own and lease its properties.

                 3.2 Authority. This Agreement has been duly and validly approved by the Board of Directors of Bank. Upon approval by the shareholders of Bank and upon obtaining the required approvals of all applicable regulatory and judicial authorities (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired):

                 (a) This Agreement shall be a valid and binding obligation of Bank, enforceable in accordance with its terms, and

                 (b) Consummation of the transactions contemplated by this Agreement will not: (i) result in a breach of or default under any agreement to which Bank is a party, (ii) conflict with or result in the breach of any law, rule or regulation, or any writ, injunction or decree of any court or governmental agency, or (iii) conflict with, or result in the breach of, the charter or bylaws of Bank.

                 3.3 Capitalization. The authorized capital stock of Bank consists of 15,000 shares of common stock $15.00 par value, of which 15,000 shares are issued and outstanding.

                 Each share of Bank stock outstanding as of the date hereof is duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Other than as described in this Section 3.3, Bank does not have outstanding any other equity securities or any subscriptions, options, warrants, rights, calls or other commitments to issue any securities or to convert any presently outstanding securities into securities of a different kind or class. Bank does not have any debt securities outstanding.

                 3.4 Financial Statements. Bank has delivered to Buyers the audited financial statements of Bank for the periods ended December 31, 1994, December 31, 1995, and December 31, 1996. As promptly as same are available, Bank shall deliver to Buyers a copy of any subsequent quarterly and annual financial statements of Bank and its quarterly call reports. The financial statements delivered pursuant to this Section 3.4 do and will fairly present the financial condition of Bank as of the dates thereof in all material respects and have been or will be prepared in conformity with generally accepted accounting principles, consistently applied, for the periods involved. All other statements and reports delivered pursuant to this Section 3.4 do and will fairly present the financial information purported to be shown therein in all material respects. The $1,200,400 reserve for loan losses reflected in the audited financial statements for the period ended December 31, 1996, to the best of Bank's knowledge adequately provides for the anticipated loan losses of Bank as of such date in accordance with generally accepted accounting principles and bank regulatory standards.

                 3.5 Absence of Undisclosed Liabilities. Bank has no known liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, due or to become due, as principal or guarantor, not recorded or disclosed in the audited financial statements for the period ended December 31, 1996, or otherwise disclosed in this Agreement or the documents, statements, lists, and exhibits referred to herein and delivered on the date hereof which could have a material adverse effect on the financial condition, properties or prospects of Bank.

                 3.6 Compliance with Laws. To the best of Bank's knowledge, Bank has no uncorrected deficiencies noted in any examination report by federal or state regulatory authorities and is not in violation of any material federal, state or local law, rule, ordinance or regulation. Bank will promptly notify Buyers of receipt of any examination reports of and material communications with all federal and state regulatory authorities from the date hereof until the Closing Date.

                 3.7 Contracts and Commitments. As of the date of this Agreement, Bank has supplied Buyers with copies of all contracts, leases, licenses, pension or profit sharing agreements and other agreements ("Plans") relating in any way to Bank, such agreements being described in Exhibit "B" hereto. To the best of Bank's knowledge, there have been no material breaches of or defaults under any of the provisions of any such contracts, leases, licenses, Plans or other agreements, not previously cured. No prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) (the "Code"), accumulated funding deficiency (as defined in Section 412 of the Code) or reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Plan. The present value of all benefits vested under all Plans does not exceed the value of the assets of such Plans allocable to such vested benefits.

                 3.8 Assets Employed. All of Bank's significant tangible assets are reflected in the financial statements delivered pursuant to
Section 3.4 hereof, and such assets constitute all of the significant tangible assets necessary to or used or employed in the business and operations of Bank as currently conducted. Bank has good, indefeasible, marketable title to all of its significant tangible assets free of all liens, encumbrances and claims, except as required by law for deposits of public funds and to secure repurchase agreements. Leases covering material tangible assets in which Bank has a leasehold interest only are valid and enforceable in accordance with their terms and the Merger will not result in a default thereunder.

                 3.9 Litigation. Except as described in Exhibit "C" (Pending Litigation - Bank), neither Bank nor any of its officers or directors is (i) a party to any action, suit or proceeding or

(ii) subject to any pending or threatened administrative, judicial or other action, suit, proceeding, inquiry or investigation nor is there any basis known to Bank therefor.

                 3.10 Brokers, Finders or Advisers. Bank has not employed or incurred any liability to any broker, finder or adviser in connection with the transactions contemplated by this Agreement.

                 3.11 Taxes. The amounts provided for taxes on the audited financial statement for the period ended December 31, 1996, are sufficient in all material respects for the payment of all accrued and unpaid federal, state, county and municipal taxes and all levies, licenses, franchise and registration fees, charges or withholdings of any nature whatsoever of Bank for the period ending on the date of such financial statements and for all prior periods.
Bank has filed all material federal, state, county, municipal and other tax returns and all other reports which are required to be filed in respect of all such taxes and, to the extent that its liabilities for taxes have not been fully discharged, full and adequate reserves have been established in the financial statements therefor. The federal income tax returns of Bank have been audited by the Internal Revenue Service through the year ending December 31, 1993. Bank is not in default in the payment of any taxes due or payable or of any assessments of any kind, and has not received any notice of material assessment or proposed material assessment of any tax.

                 3.12 Insurance. True and correct copies of all insurance policies covering Bank or its officers, directors or employees have been provided to Buyers, such policies being described in Exhibit "D" hereto. Such insurance policies, or policies providing substantially equivalent coverage, have been in force continuously, without gaps in coverage, for at least the preceding three (3) years and provide the coverage indicated, or substantially equivalent coverages, for all insurable events occurring during such three year period.

                 3.13 Parent, Subsidiaries. Bank has no parent corporation or subsidiaries.

                 3.14 Other Regulatory Filings. Subject to applicable disclosure restrictions, Bank has delivered to Buyers true and correct copies of all reports filed by it with the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Corporation and any other financial regulatory agency since January 1, 1994, such reports being described in Exhibit "E" hereto. Each of such reports is true and correct in all material respects.

                 3.15 Full Disclosure. To the best of Bank's knowledge, this Agreement, including all information provided to Buyers pursuant to this Agreement, does not contain any untrue statement of material fact and Bank has not omitted to disclose to Buyers any material fact concerning the financial condition, properties or prospects of Bank.

                 3.16     Disclosure Documents.   With respect to information
supplied or to be supplied by Bank for inclusion in the proxy statement relating to the meeting of Bank's stockholders for the approval of the Merger (the "Proxy Statement") and the registration statement on Form S-4 (or other appropriate registration form) to be filed with the Securities and Exchange Commission by Trustmark for the registration of the shares of Trustmark common stock to be offered and sold in the Merger (the "Registration Statement"), (i) the Proxy Statement, at the time of the mailing thereof to stockholders of Bank and at the time of the meeting of Bank's stockholders will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the

Registration Statement, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         4.      REPRESENTATIONS AND WARRANTIES OF BUYERS.

                 In order to induce Bank to enter into this Agreement and to consummate the transactions contemplated herein, Buyers represent and warrant the following matters to Bank, each of which is being relied on by Bank, which representations and warranties shall, individually and in the aggregate, be true in all material respects upon the date of this Agreement and on the Closing Date and shall survive the Closing Date:

                 4.1 Organization, Power and Authorization. Trustmark is a Mississippi corporation, duly organized, validly existing and in good standing under the laws of the state of Mississippi and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and lease its properties. The business activities of Trustmark do not require it to be qualified to do business in any other state. The execution and performance of this Agreement and the Merger have been duly authorized by the Board of Directors of Trustmark and upon obtaining the approval of all governmental and regulatory agencies or authorities whose approval is required as identified in Section 4.11 (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired), this Agreement will be a valid, binding obligation of Trustmark, enforceable in accordance with its terms.

                 Trustmark Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and lease its properties. The business activities of Trustmark Bank do not require it to be qualified to do business in any other state. The execution and performance of this Agreement and the Merger have been duly authorized by the Board of Directors of Trustmark Bank and upon obtaining the approval of all governmental and regulatory agencies or authorities whose approval is required as identified in Section 4.11 (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired), this Agreement will be a valid, binding obligation of Trustmark Bank, enforceable in accordance with its terms.

                 4.2 Absence of Conflict. The execution and delivery of this Agreement and the performance and compliance with the terms hereof by Buyers will not: (i) conflict with or result in the breach of the charter or bylaws of Buyers, (ii) result in a breach of or default under any agreement to which Buyers are presently a party, or (iii) conflict with or result in the breach of any law, rule or regulation, or any writ, injunction or decree of any court or governmental agency.

                 4.3 Capitalization. The authorized capital stock of Trustmark consists of 100,000,000 shares of common stock, no par value, of which 36,230,808 shares are issued and outstanding as of September 4, 1997.

                 The authorized capital stock of Trustmark Bank consists of 2,677,955 shares of common stock, $5.00 par value, of which 2,677,955 shares are presently issued and outstanding.

                 Trustmark has granted to certain of its executive officers non-qualified and incentive stock options to purchase shares of the capital stock of Trustmark in the present aggregate amount of 86,000 shares. Other than as described herein, neither Trustmark nor Trustmark Bank presently has outstanding any other securities or any options, warrants, rights, calls or other commitments to issue any securities or to convert any presently outstanding securities into securities of a different kind or class. Bank understands and agrees that Trustmark and Trustmark Bank may issue additional shares of common stock or other securities at any time for the purpose of making acquisitions or for other business purposes.

                 4.4 Financial Statements. Buyers have delivered to Bank the audited financial statements of Trustmark and its consolidated subsidiaries for the periods ended December 31, 1994, December 31, 1995, and December 31, 1996. As promptly as same are available, Buyers shall deliver to Bank a copy of any subsequent quarterly and annual financial statements of Trustmark and consolidated subsidiaries, and quarterly call reports of Trustmark Bank. The financial statements delivered pursuant to this Section 4.4 (subject to audit adjustments to any unaudited financial statements) do and will fairly present the financial conditions of Trustmark and consolidated subsidiaries as of the dates thereof in all material respects and have been or will be prepared in conformity with generally accepted accounting principles, consistently applied, for the periods involved. All other statements and reports delivered pursuant to this Section 4.4 will fairly present the financial information purported to be shown therein in all material respects.

                 4.5 Absence of Undisclosed Liabilities. Neither Trustmark nor Trustmark Bank has any known liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, due or to become due, as principal or guarantor, not recorded or disclosed in the audited financial statements for the period ended December 31, 1996, or otherwise disclosed in this Agreement or the documents, statements, lists and schedules referred to herein and delivered on the date hereof which could have a material adverse effect on the financial condition, properties or prospects of Trustmark or Trustmark Bank.

                 4.6 Assets Employed. All of Trustmark and Trustmark Bank's significant tangible assets are reflected in the financial statements delivered pursuant to Section 4.4 hereof in accordance with generally accepted accounting principles, and such assets constitute all of the significant tangible assets necessary to or used or employed in the business and operations of Trustmark and Trustmark Bank as currently conducted. Trustmark and Trustmark Bank have good, indefeasible, marketable title to all of their significant tangible assets free of all liens, encumbrances and claims, except as required by law for deposits of public funds and to secure repurchase agreements. Leases covering material tangible assets in which Trustmark Bank has a leasehold interest only are valid and enforceable in accordance with their terms and the Merger will not result in a default thereunder.

                 4.7 Taxes. The amounts provided for taxes on the audited financial statement for the period ending December 31, 1996, are sufficient in all material respects for the payment of all accrued and unpaid federal, state, county and municipal taxes and all levies, licenses, franchise and registration fees, charges or withholdings of any nature whatsoever of Trustmark and Trustmark Bank for the period ending on the date of such financial statements and for all prior periods. Trustmark and Trustmark Bank have filed all material federal, state, county, municipal and other tax returns and all other material reports which are required to be filed in respect of all such taxes and, to the extent that their liabilities for taxes have not been fully discharged, full and adequate reserves have been established in the financial statements therefor. Neither Trustmark nor Trustmark Bank is in default in the payment of any taxes due or payable or of any assessments of any kind, and neither has received any notice of material assessment or proposed material assessment of any tax.

                 4.8 Exchange Act Filings. Trustmark has filed with or furnished to the Securities and Exchange Commission, as applicable, all annual, quarterly and other reports, all proxy statements and all annual reports to stockholders required by the Exchange Act to be so filed or furnished. Such reports and proxy statements are true and correct in all material respects and do not omit to state a material fact required to be stated therein or necessary to make the statement contained therein, in light of the circumstances under which they were made, not misleading. The financial statements and schedules included in such reports and proxy statements, together with the notes thereto, represent fairly, in all material respects, the financial position of Trustmark and its consolidated subsidiaries, as of their respective dates and the results of operations and changes in financial position for the periods indicated therein, in each case in conformity with generally accepted accounting principles, consistently applied.

                 4.9 Full Disclosure. To the best of Buyers' knowledge, this Agreement, including all information provided to Bank pursuant to this Agreement, does not contain any untrue statement of material fact and Buyers have not omitted to disclose to Bank any material fact concerning the financial condition, properties or prospects of Trustmark or Trustmark Bank.

                 4.10 Brokers, Finders or Advisers. Neither of the Buyers has employed or incurred any liability to any broker, finder or adviser in connection with the transactions contemplated by this Agreement.

                 4.11    Governmental and Judicial Consents and Approvals.
The execution, delivery and performance by Buyers of this Agreement, and the consummation of the transactions contemplated by this Agreement, require no action by or in respect of, or filing with, any governmental or judicial body, agency, official or authority other than:

                 (a) compliance with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

                 (b) compliance with the applicable requirements of the Securities Exchange Act of 1934 ("Exchange Act") and the rules and regulations promulgated thereunder;

                 (c) compliance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder;

                 (d) compliance with applicable foreign or state securities or "blue sky" laws;

                 (e) compliance with the applicable requirements of the Bank Holding Company Act of 1956 and the National Bank Act, both as amended; and

                 (f) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not materially and adversely affect the ability of Buyers to consummate the Merger.

                 4.12 Litigation. Except as disclosed in the reports referred to in Section 4.8 or as set forth in Exhibit "F", neither of the Buyers is a party to any action, suit or proceeding, or is subject to any pending or threatened administrative, judicial or other action, suit, proceeding, inquiry or investigation, in which an unfavorable decision, ruling or finding could have a material adverse effect on the financial condition or operations of Trustmark and its consolidated subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement, and to the knowledge of Buyers there is no basis for any such action, suit, proceeding, inquiry or investigation.

                 4.13 Disclosure Documents. With respect to information supplied or to be supplied by Buyers for inclusion in the proxy statement relating to the meeting of Bank's stockholders for the approval of the Merger (the "Proxy Statement") and the registration statement on Form S-4 (or other appropriate registration form) to be filed with the Securities and Exchange Commission by Trustmark for the registration of the shares of Trustmark common stock to be offered and sold in the Merger (the "Registration Statement"), (i) the Proxy Statement, at the time of the mailing thereof to stockholders of Bank and at the Meeting Date, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Registration Statement, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act, respectively, and the rules and regulations thereunder.

                 4.14     Absence of Certain Changes.   Since December 31,
1996, Trustmark and its subsidiaries have in all material respects conducted their businesses in the ordinary course and there has not been:

                 (a) any material adverse change with respect to the business, financial condition or prospects of Trustmark and its subsidiaries:

                 (b) except for regular dividends declared in the ordinary course of business, any declaration, setting aside or payments of any dividend or other distribution in respect of any shares of capital stock of Trustmark, or any repurchase, redemption or other acquisition by Trustmark of any outstanding shares of capital stock;

                 (c) any amendment of any material term of any outstanding Trustmark capital stock;

                 (d) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Trustmark or any of its subsidiaries; or

                 (e) any material change in any method of accounting or accounting practice by Trustmark or any of its subsidiaries, except for any such change that is required by reason of a concurrent change in generally accepted accounting principles.

                 4.15  Compliance with Laws.   Neither Trustmark nor Trustmark
Bank has, in its best judgment, any material uncorrected deficiencies noted in any examination report by federal or state regulatory authorities or is in violation of any material federal, state or local law, rule, ordinance or regulation.

         5.      SPECIAL AGREEMENTS.

                 5.1 Dividends. Bank shall be permitted to declare and pay an annual cash dividend out of current operating profits earned since January 1, 1997 of up to $7.00 per share. If the Closing of the transaction has not occurred by March 1, 1998, the Bank shall be entitled to declare and pay a quarterly dividend out of current operating profits in an amount not to exceed $1.75 per share. Except as set forth in this Section 5.1, Bank shall not declare or pay any cash or other dividends prior to the Closing.

                 5.2 Employment. Trustmark intends to continue the employment of the employees of Bank for a minimum of one (1) year after the Closing Date. However, as employees of Trustmark, such persons are subject to salary review, reassignment and termination in the same manner as other employees of Trustmark.

                 5.3 Confidentiality. Buyers and Bank represent and agree that any confidential information received concerning the other in connection with the transactions contemplated by this Agreement shall be maintained as confidential, and in the event the Closing does not occur without the default of the other party, Buyers and Bank agree to return all materials concerning the other to the party from which obtained. Notwithstanding this Section 5.3, either party may disclose any such information to the extent required by federal securities laws or otherwise required by any governmental agency or authority.

                 5.4 Covenant Not to Compete. Each Director of Bank agrees that for the period from the date hereof until one year after the Closing Date, he will not become directly, indirectly or beneficially an employee, five percent or more stockholder or director of any bank, savings bank, savings association, trust company, financial institution or other similar business enterprise which competes with Trustmark Bank within Smith County, Mississippi. Other than in the capacity of an officer of Trustmark Bank subsequent to Closing, the Directors of Bank further agree not to initiate any action to induce any officer of Trustmark Bank to leave Trustmark Bank's employment or directly or indirectly assist any other person or entity in requesting or inducing any such other employee of Trustmark Bank to leave such employment for the period from the date hereof until one year after the Closing Date.

                 5.5 Payment of Expenses. Except as otherwise provided herein, each party shall bear their own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

                 5.6      Employee Benefit Plans.   Following the Closing Date,
the employees of Bank will be entitled to the same employee benefits as are presently being provided to employees of Trustmark Bank. At Buyer's option, Bank's existing retirement plan shall either be (i) terminated on the Closing Date and, with Buyer's assistance, converted to self-directed individual retirement accounts for the employees or (ii) if permissible under applicable laws, rules and regulations, transfer the employee portion of Bank's existing plan to Buyer's existing retirement plan and the employer portion of Bank's existing plan to a separate newly created retirement plan maintained by Buyer. All employees of Bank will receive credit for years of service at Bank for purposes of vesting in Buyer's retirement plan.

                 5.7 Recommendation of Directors; Voting of Shares. The Board of Directors of Bank hereby agree to recommend that the shareholders of Bank approve the Merger, provided, nothing herein shall require the Board of Directors of Bank to take any action which, in the legal opinion of Watkins, Ludlam & Stennis, P.A., would constitute a breach of any fiduciary duties that are owed to the shareholders of Bank under applicable law. Each of the Directors of Bank agree to vote his Bank shares in favor of the Merger and to take all action reasonably required to effect the Merger.

                 5.8 Public Announcements. The parties will consult with each other as to the timing, form and content of all public announcements regarding any aspect of this Agreement or the Merger, provided that no party hereto shall be prohibited from making any press release or other public statement which its legal counsel deems necessary.

                 5.9 Due Diligence. Buyers shall promptly conduct a due diligence examination of the books, records, assets, and liabilities of Bank, which shall be completed no later than October 24, 1997. If such inquiry or examination should reveal any previously unknown financial information which Buyers, in their sole discretion, deem to be adverse, then Buyers may promptly notify Bank of such finding and may exercise their right of termination set forth in Section 11(d) of this Agreement. Notwithstanding the performance of the due diligence examination, the representations and warranties of Bank set forth in this Agreement shall be true in all material respects on the Closing Date and shall survive the Closing Date.

                 5.10     Credit Extensions.       Bank agrees to notify and
consult with Buyers before making, advancing, extending or renewing any loans or credits above $100,000 before the Closing Date.

                 5.11 Fairness Opinion. Buyers shall obtain, at Buyers' expense, an opinion that the Merger is fair, from a financial point of view, to the shareholders of Trustmark and Trustmark Bank.

                 5.12 Board of Directors. Following the consummation of Merger, the existing Board of Directors of Bank who so desire shall become advisory directors to the Taylorsville community bank office of Trustmark Bank and shall be entitled to the comparable benefits as are provided to other advisory directors of Trustmark Bank's community bank offices.

                 5.13 Registration Statement. Trustmark agrees to use all reasonable efforts to file the Registration Statement on or before October 3, 1997.

         6.      COVENANTS OF BANK PENDING CLOSING.

                 6.1 Shareholders' Meeting. As promptly as practical after the effective date of the Registration Statement for the Trustmark shares to be issued in connection with the Merger, Bank and its directors shall cause to be convened a meeting of the shareholders of Bank for the purpose of considering and voting on the Merger. Such meeting shall be properly called and held in accordance with applicable law and the charter and bylaws of Bank.

                 6.2 Documents of Title. Bank agrees to allow Buyers to examine all documents relating to any real or personal property owned by Bank.

                 6.3 Access to Properties and Records. Bank will provide Buyers and their authorized representatives full access during normal business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information and will cause its officers to furnish any and all financial, technical and operating data and other information pertaining to its business as Buyers shall from time to time reasonably request.

                 6.4      Solicitation of Further Offers.   From the date
hereof until the termination of this Agreement, subject to their fiduciary obligations and duties, Bank and its Board of Directors will not, directly or indirectly, take any action to solicit, initiate or encourage the making of any Acquisition Proposal (as hereinafter defined); nor will they enter into any negotiations concerning, furnish any non-public information relating to Bank in connection with, or agree to any Acquisition Proposal. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Bank, or the acquisition of a majority of the outstanding shares of Bank's common stock or a majority of the assets of Bank, other than the transaction contemplated by this Agreement.

                 6.5 Other Affirmative Covenants. Bank covenants with Buyers that at all times prior to the Closing Date, Bank will:

                 (a) Operate its business in substantially the manner in which such business is now being operated and use its reasonable efforts to maintain the goodwill of the depositors, customers and suppliers of Bank;

                 (b) Use its reasonable efforts to retain the services of its officers and employees; provided, however, that Bank shall have the right to terminate the employment of any officer or employee in accordance with established procedures;

                 (c) Maintain its properties in good repair and working order, reasonable wear and tear excepted;

                 (d) Duly and timely file all reports, tax returns and other documents required to be filed with federal, state and local tax and regulatory authorities;

                 (e) Unless contesting same in good faith by appropriate proceedings and having established reasonable reserves therefor, pay, when required to be paid, all taxes indicated by tax returns as filed or otherwise levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payments all taxes and other assessments required by law to be withheld or collected;

                 (f) Notify Buyers of any unusual or material problems or developments with respect to its business; and

                 (g) Use its reasonable efforts to bring about the transaction contemplated by this Agreement.

                  6.6 Negative Covenants of Bank. From the date hereof until the Closing Date, without the prior written consent of Buyers, Bank will not:

                 (a) Incur any material obligation except current contracts entered into in the ordinary course of business;

                 (b) Increase the compensation of any director, and, except for normal increases as a result of regular salary reviews for officers and employees that will be conducted in January of 1998 if the Merger has not been consummated by such date, increase the compensation of any officer or employee or enter into or amend any contract of employment or enter into or amend any insurance, profit-sharing, pension, severance pay, bonus, incentive, deferred compensation or retirement plan or arrangement;

                 (c)      Amend its charter or bylaws;

                 (d) Sell, transfer or convey any of its investment securities other than in the ordinary course of business;

                 (e) Sell, assign or transfer any of its assets other than in the ordinary course of business;

                 (f) Mortgage, pledge or subject to any lien, charge or encumbrance any of its assets except in the ordinary course of business;

                 (g) Intentionally waive any material right, contractual or otherwise, or cancel or release any material debts or claims whether or not in the ordinary course of business;

                 (h) Intentionally suffer any material uninsured damage, destruction or loss to its tangible properties;

                 (i)      Except to the extent permitted pursuant to Section
5.1 hereof, declare or pay any dividend or make any other distribution with respect to its stock;

                 (j) Make, extend or renew any loan or other extension of credit to any of its officers, directors, or employees other than loans made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and that do not involve more than the normal risk of collectability or present other unfavorable features;

                 (k) Issue or sell any of its capital stock, or any of its debt securities, authorize a stock split, stock dividend, reclassification, recapitalization or otherwise affect its capital structure;

                 (l) Take any action that causes a failure to comply with any representation, warranty or covenant contained herein;

                 (m) Make, advance, extend or renew any loan or credit above $100,000; or

                 (n) Enter into any agreement to do any of the foregoing matters.

         7.      COVENANTS OF BUYERS PENDING CLOSING.

                 7.1 Corporate Action. Prior to the Closing Date, Buyers shall cause the Merger to be approved by the directors of Trustmark and the shareholder of Trustmark Bank.

                 7.2 Other Affirmative Covenants. Buyers covenant with Bank that at all times prior to the Closing Date, Buyers will and will cause Trustmark Bank to:

                 (a) Operate their businesses in substantially the manner in which such businesses are now being operated and use their reasonable efforts to maintain the good will of the depositors, customers and suppliers of Trustmark Bank;

                 (b) Use their reasonable efforts to retain the services of the officers and employees of Trustmark Bank; provided, however, that Buyers shall have the right to terminate the employment of any officer or employee of either of them in accordance with established procedures;

                 (c) Maintain their properties in good repair and working order, reasonable wear and tear excepted;

                 (d) Duly and timely file all reports, tax returns and other documents required to be filed with federal, state and local tax and regulatory authorities;

                 (e) Unless contesting same in good faith by appropriate proceedings and having established reasonable reserves therefor, pay, when required to be paid, all taxes indicated by tax returns as filed or otherwise levied or assessed upon them or any of their properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payments all taxes and other assessments either of them is required by law to withhold or collect;

                 (f) Use their reasonable efforts to bring about the transaction contemplated by this Agreement; and

                 (g) Notify Bank of any unusual or material problems or developments with respect to the business of Trustmark or Trustmark Bank.

         8.      CONDITIONS PRECEDENT TO BUYERS' OBLIGATIONS TO CLOSE.

                 Buyers obligations to consummate the Merger are subject to each of the following conditions precedent, any of which may be waived by Buyers in writing.

                 8.1 Warranties and Representations at Closing. All warranties and representations contained in this Agreement by or concerning Bank shall be true and correct on the Closing Date in all material respects.

                 8.2 Governmental Authority Approval. The consummation of the Merger shall have been approved by all governmental and regulatory agencies or authorities whose approval is required, such approvals shall be in full force and effect and no longer subject to judicial or administrative review and all waiting periods required by law shall have expired.

                 8.3 Corporate Approval. The Merger shall have been authorized by the Board of Directors and shareholders of Bank in accordance with the provisions of applicable law and the charter and bylaws of Bank, and Bank shall have furnished Buyers with certified copies of resolutions duly adopted by the Board of Directors and shareholders of Bank approving this Agreement and authorizing the Merger.

                 8.4 Compliance with Undertakings. Each of the acts, covenants, agreements and undertakings of Bank and its directors to be performed or caused to be complied with on or before the Closing Date pursuant to the terms hereof shall have been duly performed and caused to be complied with in all material respects.

                 8.5 No Material Adverse Change. There shall have been no material adverse change in the financial condition, tangible properties or prospects of Bank since December 31, 1996, other than as a result of the transactions contemplated hereby.

                 8.6 Federal Income Taxation. Buyers shall have received an opinion from Brunini Grantham Grower & Hewes, PLLC to the effect that the Merger will qualify as a tax-free reorganization under Section 368 of the Code.

                 8.7 Fairness Opinion. Buyers shall have received the fairness opinion described in Section 5.11 of the Agreement.

                 8.8 Opinion of Counsel. Bank shall cause to be delivered to Trustmark the opinion of Watkins, Ludlam & Stennis, P.A. as of the Closing Date to the effect that:

                 (a) Bank is duly organized, validly existing and in good standing as a state-chartered banking institution under the laws of the State of Mississippi. To the actual knowledge of such counsel, and following reasonable inquiry, but without independent verification of facts presented or represented by Bank to such counsel and with the ability to rely upon certifications of officers, Bank's authorized capitalization consists of 15,000 common shares, of which 15,000 shares are issued and outstanding and such outstanding shares have been duly authorized and validly issued and are fully paid and not assessable.

                 (b) This Agreement is valid, binding and enforceable against Bank in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

                 (c) The Merger has been duly authorized by all requisite corporate and shareholder action of Bank.

                 (d) Such counsel has no actual knowledge, following reasonable inquiry, but without independent verification of facts presented or represented by Bank to such counsel and with the ability to rely upon certificates of officers and other legal opinions, of any material misrepresentation, breach of any material warranty or breach of any material covenant or condition in this Agreement or in any document, statement, list or schedule referred to herein, by Bank.

                 8.9      Special Financial Covenants.   On the Closing Date,
the reserve for loan losses then maintained by Bank shall adequately provide for the anticipated loan losses of Bank as of such date in accordance with
accepted audit, bank examination and bank regulatory standards.   Further, the
tangible assets of Bank, shall have a fair market value equal to or greater than its liabilities.

                 8.10 Closing Certificate. At the Closing, the President of Bank shall execute and deliver a closing certificate to the effect that all representations and warranties by or concerning Bank are true and correct as of the Closing Date and that all other conditions precedent to Buyers' obligations to close have been performed and complied with in all material respects.

         9.      CONDITIONS PRECEDENT TO BANK'S OBLIGATION TO CLOSE.

                 Bank 's obligation to consummate the Merger is subject to each of the following conditions precedent, any of which may be waived by Bank in writing.

                 9.1 Warranties and Representations at Closing. All warranties and representations contained in this Agreement by or concerning Buyers shall be materially true and correct on the Closing Date; provided, nothing in this Agreement shall prohibit or impair the ability of Trustmark or Trustmark Bank to make further acquisitions using cash or through the issuance of additional securities or to grant any options or issue additional securities for other business purposes.

                 9.2  Governmental Authority Approval.   The consummation of
the Merger shall have been approved by all governmental and regulatory agencies or authorities whose approval is required, such approvals shall be in full force and effect and no longer subject to judicial or administrative review and all waiting periods required by law shall have expired.

                 9.3 Corporate Approval. The Merger shall have been authorized by the Board of Directors of Trustmark and Trustmark Bank and the shareholder of Trustmark Bank in accordance with the provisions of applicable law and the articles and bylaws of Trustmark Bank.

                 9.4 Compliance with Undertakings. Each of the acts, covenants, agreements and undertakings of Buyers to be performed or caused to be complied with on or before the Closing Date pursuant to the terms hereof shall have been duly performed and caused to be complied with in all material respects.

                 9.5 No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Trustmark Bank since December 31, 1996, other than as a result of the transaction contemplated hereby.

                 9.6 Federal Income Taxation. Bank shall have received an opinion from Brunini Grantham Grower & Hewes, PLLC to the effect that the Merger will qualify as a tax-free reorganization under Section 368 of the Code.

                 9.7      Opinion of Counsel.      Buyers shall cause to be
delivered to Bank the opinion of Brunini, Grantham, Grower & Hewes, PLLC to the effect that:

                 (a) Trustmark Bank is duly organized, validly existing and in good standing as a national banking association.

                 (b)      Trustmark is a duly organized, validly existing
corporation in good standing under the laws of the State of Mississippi.   The
outstanding shares of Trustmark's common stock are, and the shares of Trustmark common stock to be issued as a result of Bank, upon execution and delivery, will be, in each case duly authorized, validly issued, fully paid, and nonassessable. The shares of Trustmark common stock are validly registered under the Securities Act of 1933.

                 (c) This Agreement is valid, binding and enforceable against Buyers in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

                 (d) The Merger has been duly authorized by all requisite corporate and shareholder action of Trustmark and Trustmark Bank, and has been appropriately approved by all applicable regulatory authorities.

                 (e) Such counsel has no actual knowledge, following diligent inquiry, but without independent verification of facts certified by appropriate officials of Trustmark and/or Trustmark Bank and relied upon by such counsel, of any material misrepresentation, material breach of any warranty or breach of any material covenant or condition in this Agreement or in any document, statement, list or schedule referred to herein by the Buyers.

                 9.8 Closing Certificate. At the Closing, the President and Chief Executive Officer of Trustmark shall execute and deliver a closing certificate to the effect that all representations and warranties by or concerning Trustmark and Trustmark Bank are true and correct in all material respects as of the Closing Date and that all other conditions precedent to Bank's obligation to Close have been performed and complied with in all material respects.

         10.     CLOSING.

         On the Closing Date, subject to the terms and conditions set forth in this Agreement, Bank shall merge with and into Trustmark Bank pursuant to the Plan and Agreement of Merger attached as Exhibit "A." The Merger will be effective (the "Effective Time of the Merger") upon the date established by the United States Comptroller of the Currency.

         At the Effective Time of the Merger, the separate corporate existence of Bank shall cease and Trustmark Bank shall be the surviving association of the Merger.

         If all of the conditions to closing are satisfied or waived by January 15, 1998, the Closing will take place at the main office of Bank on Friday, January 30, 1998. If all of the conditions to closing are not satisfied by January 15, 1998, the Closing will take place on a subsequent date selected by Buyers within 30 days after all conditions to Closing are satisfied or waived (the "Closing Date"). At the Closing, the certificates, letters and opinions required by Articles 8 and 9 hereof shall be delivered and the appropriate officers of Bank, Trustmark and Trustmark Bank shall execute, deliver, acknowledge and file such documents, instruments and certificates required by this Agreement or otherwise necessary to accomplish the Merger.

         11.     TERMINATION.

         This Agreement may be terminated and the Merger and the Closing abandoned at any time prior to the Closing Date without liability on the part of Bank or Buyers, as follows:

                 (a) By the mutual consents of the boards of directors of Bank and Trustmark;

                 (b) By any party if a governmental agency or authority shall at any time have failed to approve the transactions contemplated by this Agreement or shall have instituted and not dismissed court proceedings to restrain or prohibit such transactions and such court proceedings have not been resolved prior to one year after the date of this Agreement.

                 (c) By any party if the Closing Date shall not have occurred on or prior to the day that is one year after the date of this Agreement without the fault of such party;

                 (d) By Buyers at any time during the due diligence examination period as provided in Section 5.9 if such examination, in Buyers' opinion, reveals previously unknown, adverse information concerning Bank; or

                 (e) By Buyers, if at the time of such termination there shall be a material adverse change in the financial condition or tangible properties of Bank arising subsequent to the completion of due diligence as referred to in Section 5.9 hereof.

                 (f) By Bank, if at the time of such termination there shall be a material adverse change in the financial condition or tangible properties of Buyers arising subsequent to December 31, 1996.

                 (g) By either Buyers or Bank in accordance with and subject to the provisions of Section 2.4 hereof.

                 (h) By any party, if the stockholders of Bank fail to approve the Merger at the meeting of stockholders called for such purposes (including any adjournment or postponement thereof);

                 (i)      By Buyers if there has been a material breach by Bank
(A) of any of its representations and warranties set forth herein, or (B) of any of its obligations herein which has not been promptly cured after notice thereof from Buyers;

                 (j) By Bank if there has been a material breach by either of the Buyers (A) of any of its representations and warranties set forth herein or (B) of any of its obligations hereunder which has not been promptly cured after notice thereof by Bank.

         12.     MISCELLANEOUS.

                 12.1 Further Assurances. If at any time after the Effective Time of the Merger, Buyers shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in Trustmark Bank its right, title or interest in, to or under any of the rights, properties or assets of Bank acquired or to be acquired as a result of the Merger or to otherwise carry out this Agreement, the officers and directors of Buyers shall, and will be authorized to, execute and deliver, in the name and on behalf of Bank all such deeds, bills of sale, assignments and assurances and take and do, in the name of and on behalf of Bank, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Trustmark Bank or to otherwise carry out this Agreement.

                 12.2 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Mississippi, except to the extent federal law is applicable.

                 12.3 Notices and Communications. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered in person or 5 days after being mailed by United States certified or registered mail, return receipt requested, postage prepaid and addressed:

         TO:                               Smith County Bank
                                           ATTN: Friend B. Walker, Jr.
                                           Post Office Box 375
                                           Taylorsville, MS 39168-0375

         WITH A COPY TO:                   Craig N. Landrum
                                           Watkins, Ludlam & Stennis, P.A.
                                           P.O. Box 427
                                           Jackson, MS 39205-0427

         TO:                               Trustmark or Trustmark Bank
                                           ATTN: Gerard R. Host
                                           248 E. Capitol Street
                                           Jackson, Mississippi  39201

         WITH A COPY TO:                   Granville Tate, Jr.
                                           Brunini, Grantham, Grower & Hewes,
                                           PLLC
                                           P. O. Drawer 119
                                           Jackson, Mississippi  39205

         Any party may change the address to which notice or other communication to him or it is sent by delivery of written notice of the change to the other parties to this Agreement.

                 12.4 Headings and Exhibits. Any section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provisions hereof. All documents, statements, lists and schedules referred to herein shall be initialed for identification or may be physically annexed hereto, but in either event such documents, statements, lists and schedules shall be deemed a part hereof.

                 12.5 Benefit. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto, their heirs, successors or assigns. This Agreement is not intended to nor shall it create any rights in any other party.

                 12.6     Partial Invalidity.  The invalidity or
unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                 12.7 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof or the exercise of any other right, power or remedy.

                 12.8 Counterparts. This Agreement may be executed simultaneously in one or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                 12.9 Interpretation. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity or the context may require. Further, it is acknowledged by the parties that this Agreement has been drafted and negotiated by both parties hereto and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions.

                 12.10 Entire Agreement. This Agreement and the documents, statements, lists and schedules referred to herein constitute the entire Agreement between the parties hereto, and it is understood and agreed that all undertakings, negotiations and agreements heretofore had between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by either Trustmark or Trustmark Bank, on the one hand, and Bank, on the other.

                 12.11    Time of the Essence.   With respect to any act called
for by any party to this Agreement, including regulatory authority approvals and registration of the Trustmark shares with appropriate state and federal agencies, time is of the essence.

                 12.12 Definition of Material. With reference to the representations, warranties and covenants of Bank contained in this Agreement, such representations, warranties and covenants shall be strictly satisfied and complied with. Accordingly, when used with reference to Bank "material" and "materially" shall be understood to mean a breach of any representation, warranty or covenant contained in this Agreement which, separately or in the aggregate with any other such breach, does or could result in a cost, loss, detriment or obligation in excess of $200,000. Provided, however, with reference to the representations, warranties and covenants of Buyers contained in this Agreement, "material" and "materially" shall have the meaning normally accorded such terms considering the relative importance of such representation, warranty or covenant in the context of a business of the type and size of Buyers. Any reduction in the book value of Bank or Trustmark which may result by virtue of the adoption of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" shall not constitute a material adverse change in the condition, financial or otherwise, of Bank or Trustmark.

     WITNESS the signatures of the parties as of the date first set forth above.



                                        TRUSTMARK CORPORATION





                                        By:
                                           ------------------------------
                                           Richard G. Hickson, Its President
                                           and Chief Executive Officer

(SEAL)




                                        TRUSTMARK NATIONAL BANK


                                        By:
                                           ------------------------------
                                           Richard G. Hickson, Its Vice Chairman
                                           and Chief Executive Officer

(SEAL)

                                        SMITH COUNTY BANK





                                        By:
                                                 ------------------------
                                                 Friend B. Walker, Jr.,
                                                 President

(SEAL)

                                        Board of Directors of Smith County Bank


                                        ---------------------------------
                                        William D. Bassett


                                        ---------------------------------
                                        D. Michael Bryant


                                        ---------------------------------
                                        Cliff Currie


                                        ---------------------------------
                                        Frank R. Day


                                        ---------------------------------
                                        R. Edwin Grissom


                                        ---------------------------------
                                        Robert Lindsey, Jr.


                                        ---------------------------------
                                        John K. Mayfield


                                        ---------------------------------
                                        John W. Murray


                                        ---------------------------------
                                        Friend B. Walker, Jr.

                                 EXHIBIT INDEX



         Exhibit "A"              Plan and Agreement of Merger

         Exhibit "B"              Contracts

         Exhibit "C"              Pending Litigation - Bank

         Exhibit "D"              Insurance Policies

         Exhibit "E"              Regulatory Reports

         Exhibit "F"              Pending Litigation - Buyers

                                    Part II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Article VI, Section 2 of the bylaws of Trustmark Corporation, the corporation may indemnify or reimburse the expenses of any person against all reasonable expenses incurred in connection with any litigation or proceeding in which such person may have been involved because he is or was a director (including honorary or advisory directors) officer or employee of the corporation or of any other firm, corporation or organization which he served in any such capacity at the request of the corporation. Provided, such person shall have no right to indemnification or reimbursement in relation to any matters in which he is finally adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties; and, provided further, that no person shall be so indemnified or reimbursed in relation to any administrative proceeding or action instituted by any appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the corporation.

         In addition, pursuant to the Mississippi Business Corporation Act, directors and officers are entitled to indemnification in certain events as summarized below:

         The Mississippi Business Corporation Act provides for indemnification of directors and officers in certain events. Directors and officers are entitled to indemnification if they are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person is a party because he was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may indemnify an individual who is a party to a proceeding because he is or was a director or officer against a liability incurred in the proceeding if the person conducted himself in good faith and he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful or, he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation. Unless ordered by a court, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct specified above, or, in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

         A corporation may, additionally, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by the director or officer who is a party to a proceeding under certain circumstances.

ITEM 21.(a)

EXHIBITS

Exhibit
No.                           Description
-------                       -----------
2.               Merger Agreement                                                                               Exhibit 2

3.               Articles of Incorporation of
                          Trustmark Corporation                                                                     *

3.1              Bylaws of Trustmark                                                                                *

5.               Proposed Opinion of Brunini,
                          Grantham, Grower, & Hewes, PLLC                                                       Exhibit 5

8.               Proposed Tax Opinion of Brunini,
                          Grantham, Grower, & Hewes, PLLC                                                       Exhibit 8

10.              Material Contracts                                                                                 *

13.              Annual Report to Security Holders                                                                  *

13.1             Quarterly Report to Security Holders                                                               *

21.              Subsidiaries of Registrant                                                                         *

23.1             Consent of Arthur Andersen LLP                                                              Exhibit 23.1

23.2             Consent of May & Company                                                                    Exhibit 23.2

23.3             Consent of Brunini, Grantham,
                          Grower, & Hewes, PLLC                                                              Exhibit 23.3

23.4             Consent of Chaffe & Associates, Inc.                                                        Exhibit 23.4

23.5             Consent of Southard Financial                                                               Exhibit 23.5

27               Financial Data Schedule                                                                            *

99               Form of Notice of Special
                          Meeting and Proxy to be used
                          in connection with Special Meeting
                          of Shareholders of SCB                                                             Exhibit 99

(*) Included in documents incorporated by reference

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first
class mail or equally prompt means.   This includes information contained in
documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it becomes effective.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Trustmark pursuant to Trustmark's bylaws, or otherwise, Trustmark has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pub lic policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Trustmark of expenses incurred or paid by a director, officer or controlling person of Trustmark in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Trustmark will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              INDEX TO EXHIBITS


EXHIBITS

Exhibit
No.                           Description
-------                       -----------
2.               Merger Agreement                                                                               Exhibit 2

3.               Articles of Incorporation of
                          Trustmark Corporation                                                                     *

3.1              Bylaws of Trustmark                                                                                *

5.               Proposed Opinion of Brunini,
                          Grantham, Grower, & Hewes, PLLC                                                       Exhibit 5

8.               Proposed Tax Opinion of Brunini,
                          Grantham, Grower, & Hewes, PLLC                                                       Exhibit 8

10.              Material Contracts                                                                                 *

13.              Annual Report to Security Holders                                                                  *

13.1             Quarterly Report to Security Holders                                                               *

21.              Subsidiaries of Registrant                                                                         *

23.1             Consent of Arthur Andersen LLP                                                              Exhibit 23.1

23.2             Consent of May & Company                                                                    Exhibit 23.2

23.3             Consent of Brunini, Grantham,
                          Grower, & Hewes, PLLC                                                              Exhibit 23.3

23.4             Consent of Chaffe & Associates, Inc.                                                        Exhibit 23.4

23.5             Consent of Southard Financial                                                               Exhibit 23.5

27               Financial Data Schedule                                                                            *

99               Form of Notice of Special
                          Meeting and Proxy to be used
                          in connection with Special Meeting
                          of Shareholders of SCB                                                             Exhibit 99

(*) Included in documents incorporated by reference